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WEYERHAEUSER COMPANY

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Weyerhaeuser

# NOTICE OF THE 2022 ANNUAL MEETING & PROXY STATEMENT

WEYERHAEUSER NOTICE OF THE 2022 ANNUAL MEETING & PROXY STATEMENT

DEAR SHAREHOLDER:

We are pleased to invite you to attend your company’s annual meeting of shareholders at 8:00 a.m. Pacific Time on Friday, May 13, 2022. We are sensitive to the public health and travel concerns our various stakeholders may have and the recommendations that public health officials and federal, state and local governments have issued in light of the COVID-19 pandemic. As a result, the annual meeting will be conducted virtually via audio webcast. You will be able to attend the meeting, vote your shares and submit questions by logging on to www.virtualshareholdermeeting.com/WY2022.

The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying notice of annual meeting and proxy statement. All shareholders of record as of March 17, 2022 are entitled to vote.

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we urge you to please vote as soon as possible. You can vote in the manner described in the section titled Information About the Meeting — Voting Matters — Options for Casting Your Vote on page 73 of the accompanying proxy statement.

On behalf of your board of directors, thank you for your continued ownership and support of Weyerhaeuser.

Sincerely,

Rick R. Holley	Devin W. Stockfish
Chairman of the Board	President and Chief Executive Officer

OUR CORE VALUES	Safety ● Integrity ● Citizenship ● Sustainability ● Inclusion

NOTICE OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS

For additional information about our annual meeting, see Information About the Meeting on page 72.

Meeting Date: May 13, 2022	Meeting Time: 8:00 a.m. (Pacific)	Record Date: March 17, 2022	Virtual Meeting Location: Audio Webcast www.virtualshareholdermeeting.com/WY2022

ANNUAL MEETING BUSINESS

Weyerhaeuser Company’s Annual Meeting of Shareholders will be held May 13, 2022 to:

●	Elect as directors the nine nominees named in the accompanying proxy statement;

●	Approve, on an advisory basis, the compensation of our named executive officers;

●	Approve the Weyerhaeuser 2022 Long-Term Incentive Plan;

●	Ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2022; and

●	Transact any other business that may be properly brought before the annual meeting.

PROXY MATERIALS

On or about March 30, 2022, we began distributing to each shareholder entitled to vote at the annual meeting either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) our proxy statement, a proxy card and our 2021 Annual Report to Shareholders and Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions to electronically access our proxy statement and our 2021 Annual Report to Shareholders and Form 10-K, how to vote via internet, by scanning the QR code with your mobile device, or at the virtual shareholder meeting, and how to receive a paper copy of our proxy materials by mail, if desired.

ATTENDING AND VOTING AT THE ANNUAL MEETING

There will be no physical location for the annual meeting. Shareholders may attend, vote and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/WY2022. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials.

Your vote is important. Shareholders who are owners of record of Weyerhaeuser common shares at the close of business on March 17, 2022, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the virtual annual meeting, we urge you to vote as soon as possible by one of these methods:

Via the Internet: www.proxyvote.com	Call Toll-Free: 1-800-690-6903	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote at the virtual annual meeting. For more information on how to vote your shares, please refer to Information About the Meeting — Voting Matters — Options for Casting Your Vote on page 73.

Kristy T. Harlan

Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 13, 2022

Our Proxy Statement and our Annual Report to Shareholders and Form 10-K are available free of charge at www.proxyvote.com.

2021 PERFORMANCE HIGHLIGHTS

* Adjusted EBITDA and Adjusted FAD represent financial measures that are calculated and presented other than in accordance with GAAP. See Appendix A for an explanation of these non-GAAP measures, a full reconciliation of these measures of our results to our GAAP Earnings and Net Cash from Operations results, respectively, and a brief discussion of why we use these non-GAAP measures.

STRONG PERFORMANCE ACROSS BUSINESSES

Our company turned in another year of exceptional performance despite the economic uncertainties and market and supply chain disruptions that continued through 2021 as the global pandemic persisted. We continued to deliver superior shareholder value by strengthening our portfolio, achieving industry-leading performance, continuing to build on our strong ESG foundation and executing on our capital allocation strategy, including returning meaningful amounts of cash to our shareholders.

PORTFOLIO, PERFORMANCE AND CAPITAL ALLOCATION HIGHLIGHTS

We Delivered Strong Performance and Financial Results

We achieved truly exceptional financial performance in 2021, with record full-year net earnings of $2.6 billion, representing an increase of over $1.8 billion from our 2020 results. We also increased full-year Adjusted EBITDA* by $1.9 billion to a record $4.1 billion and generated record cash from operations of $3.2 billion, which translated to Adjusted FAD* of $2.6 billion. We added $73 million in operational excellence (“OpX”) improvements for the year and reduced our debt by $375 million in 2021, bringing our total debt reduction to $1.2 billion since 2020.

We Returned Significant Cash to Our Shareholders

Under our new dividend framework, in 2021 we paid a quarterly dividend of $0.17 per share, an interim supplemental dividend of $0.50 per share in the third quarter and the balance of our supplemental dividend of $1.45 per share in the first quarter of 2022. Our board of directors also approved $1 billion of new share repurchase authority, and we opportunistically repurchased approximately $100 million of our shares in the second half of 2021.

We Strengthened the Value of Our World Class Timberlands Portfolio

We purchased 69 thousand acres of highly productive and strategically situated timberlands in Alabama for approximately $149 million. We also sold lower productivity timberlands in Washington State that were costly to operate and not strategic to our mill operations or export markets. In addition to these value-enhancing transactions, we announced our intent to grow our timberlands portfolio by $1 billion by 2025 through disciplined acquisitions.

We Launched Our New Natural Climate Solutions Business

The scale and geographic scope of our land assets puts us in a unique position to use our asset base to make a positive impact on climate change. In 2021, we launched our new Natural Climate Solutions business to leverage our resources and expertise to help others meet their goals for reduced carbon emissions. This will involve expanding our current business activities in mitigation banking and conservation and leasing land for renewable energy projects, including wind and solar. We also expect to be involved in:

●	Forest carbon offset markets, where carbon credits are created through incremental carbon sequestration over a base line and sold to buyers in need of such credits; and

●	Carbon capture and storage markets, which involves leasing of surface and subsurface land to safely and permanently store carbon releases captured at their industrial source.

2	WEYERHAEUSER COMPANY

ESG HIGHLIGHTS

We Released Our Carbon Record: Weyerhaeuser is a Net Carbon-Negative Operator

In 2021 we publicly released our inaugural Carbon Record, which tells a great story for our company. With millions of acres of timberlands that naturally sequester carbon dioxide (“CO2”) and store it as solid carbon, our forests, as well as our wood products that keep CO2 stored for the life of the products, help to limit the concentration of CO2 in the atmosphere. In fact, our forests and wood products remove more than four times the amount of CO2 than we emit in our operations each year, making Weyerhaeuser’s operations significantly net carbon negative.

We Are Leading on the Path to Net-Zero Emissions

We have made great progress in reducing our greenhouse gas (“GHG”) emissions over the years, having exceeded by 17% our last GHG reduction goal of 40% reduced emissions against a 2000 baseline. Our current GHG emissions reduction target recently received approval from the Science Based Targets initiative (“SBTi”) at the highest level of ambition and puts us on a path to net-zero emissions by 2050.

We Continued to Improve ESG Reporting and Transparency

We recognize the value our stakeholders place on transparency, and we are committed to continually enhancing our disclosures.

●	Our Comprehensive ESG Reporting is Easily Accessible. Our online sustainability report serves as our primary method for communicating our sustainability strategy, progress and performance. Our reporting is aligned with five key ESG and sustainability frameworks including the Global Reporting Initiative, the Taskforce on Climate-Related Financial Disclosures, the Sustainability Accounting Standards Board, the Sustainable Development Goals, and the CDP. We summarize our alignment with these frameworks in the Printable Resources section of our report located at www.wy.com/sustainability/printable-resources, which is updated annually. We have also begun including significant ESG disclosures in our Annual Report on Form 10-K, beginning with our 2021 10-K.

●	We Disclosed Our EEO-1 Summary Data. Maintaining transparency is a critical part of our commitment to work toward building a workforce that represents the diversity of the communities where we operate. In 2021, we added key diversity metrics and our EEO-1 summary data to our website, which can be found at www.wy.com/inclusion.

HUMAN CAPITAL MANAGEMENT

We Make People Development a Priority

Our employees want to work for a company that cares about their professional growth, and we want people on our team who strive to continually learn and grow throughout their careers. In 2021, 8,642 employees completed at least one training course and 91% of our salaried employees completed a development plan.

We Are Focused on Eliminating Bias in Our People Decisions

Inclusion is a core value for our company, and a key component of this work is taking steps to reduce bias during critical people decisions. In 2021, we continued to mask names on resumes for job applicants and encouraged the establishment of diverse hiring teams, and we delivered virtual facilitated unconscious bias training to more than 800 employees.

2022 ANNUAL MEETING & PROXY STATEMENT	3

PROXY VOTING ROADMAP

✓  ITEM 1: ELECTION OF DIRECTORS

● Our board strives to maintain an appropriate balance of tenure, diversity, characteristics, talents, skills and expertise to provide sound and prudent guidance with respect to the company’s operations and interests.

● The board engages in robust succession planning activities that have resulted in a strong track record of refreshment and a board with a balanced range of ages, skills, experience and tenure.

The board recommends a vote “FOR” this proposal.

See pages 23 through 29 for more information.

Director Nominees

					COMMITTEE
Name and Primary Occupation	Age	Director Since	Independent	EC	AC	CC	GCRC
Mark A. Emmert President, National Collegiate Athletic Association	69	2008	●			●	●
Rick R. Holley Former Chief Executive Officer, Plum Creek Timber Company, Inc.	70	2016	●	●		Chair
Sara Grootwassink Lewis Former Chief Executive Officer, Lewis Corporate Advisors	54	2016	●		Chair
Deidra C. Merriwether Senior Vice President and Chief Financial Officer, W.W. Grainger, Inc.	53	2020	●		●
Al Monaco President and Chief Executive Officer, Enbridge Inc.	62	2020	●			●

Nicole W. Piasecki Former Vice President and General Manager, Propulsion Division, Boeing Commercial Airplanes	59	2003	●			●	Chair
Lawrence A. Selzer President and Chief Executive Officer, The Conservation Fund	62	2016	●	Chair	●		●
Devin W. Stockfish President and Chief Executive Officer, Weyerhaeuser Company	48	2019		●
Kim Williams Former Partner and Senior Vice President, Wellington Management Company, LLP	66	2006	●		●		●

EC = Executive Committee AC = Audit Committee CC = Compensation Committee

GCRC = Governance and Corporate Responsibility Committee

Director Nominee Core Competencies

Significant Leadership	Government, Regulatory or Legal

Public Company Board	Environmental Management & Strategy

Timber, Land Management or Real Estate	Finance & Capital Markets

Capital- Intensive or Manufacturing Industry	International Business

4	WEYERHAEUSER COMPANY

✓   ITEM 2: APPROVE EXECUTIVE COMPENSATION

● Our executive compensation program is designed to provide a market-competitive pay opportunity that ensures we attract and retain top talent, with pay directly linked to the achievement of short- and long-term business results that strongly align our executives’ interests with those of our shareholders.

The board recommends a vote “FOR” this proposal.

See pages 30 through 58 for more information.

Compensation Program Overview

Objective	Key Compensation Practices
Offer competitive pay opportunity that allows us to attract and retain top talent.	✓ A significant portion of executive pay is performance-based. ✓ We target compensation in the median range of market pay.
Emphasize pay-for-performance that drives superior financial results and value creation.

✓  A significant portion of our executive pay is performance-based compensation.

✓  We evaluate performance against rigorous pre-set goals.

✓  When appropriate, we exercise negative discretion to reduce incentive compensation otherwise payable.

Provide strong alignment with the interests of our shareholders.	✓ Equity constitutes a significant portion of our executive pay. ✓ Performance Share Unit awards are tied to a 3-year relative TSR measure. ✓ We have strong stock ownership requirements.
Mitigate unnecessary and excessive risk-taking.

✓  No employment agreements or guaranteed bonuses.

✓  We have a clawback policy and anti-hedging and pledging policy.

✓  “Double trigger” acceleration of change of control benefits.

✓  No perquisites other than limited relocation benefits and, when necessary, security services, and no tax gross ups for “golden parachute” excise taxes.

✓  ITEM 3: APPROVE 2022 LONG-TERM INCENTIVE PLAN

●  We are asking for approval of the new Weyerhaeuser 2022 Long-Term Incentive Plan.

●  The terms of the plan are consistent with best practices and include the following features:

–  No repricing of stock options or stock appreciation rights without shareholder approval

–  No automatic or evergreen replenishment of shares

–  Double trigger change of control provisions

–  All awards are subject to clawback

–  Annual dollar limit on non-employee director awards

–  No dividends paid on unvested awards

●  Our historical three-year plan share burn rate is a moderate 0.13%.

The board recommends a vote “FOR” this proposal.

See pages 59 through 66 for more information.

✓  ITEM 4: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

●  The Audit Committee annually evaluates KPMG’s performance and has determined that appointing KPMG to perform audit services for the company in 2022 is in the company’s and shareholders’ best interests.

●  KPMG is a prominent national audit firm that has significant experience in the forest and wood products industry.

●  The firm provides minimal non-audit services to the company, which bolsters its independence.

The board recommends a vote “FOR” this proposal.

See page 67 for more information.

2022 ANNUAL MEETING & PROXY STATEMENT	5

ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

Building on 120 years of expertise in sustainable forestry, Weyerhaeuser is always looking to innovate and improve our sustainability practices and leadership — in the woods and throughout our business. We report on these matters to the full board on a regular basis. Our board provides oversight and direction on our sustainability strategy and annually reviews our performance and progress toward our many rigorous and measurable goals.

THE NATURE OF WHAT WE DO

Everything we do in our forests considers the long-term view. From a business perspective, we need to make sure our forests can continue to provide a sustainable supply of wood fiber now and in the future. To ensure our forests remain healthy and valuable for decades to come, we also need to protect the many additional benefits they provide, such as clean water, clean air and critical areas for biodiversity.

We are proud of our excellent performance in environmental stewardship, and we are also firmly committed to ongoing scientific research and partnerships to find innovative, meaningful ways to improve our practices.

Through our practices, we:

●	Keep the harvesting and growth of our forests in balance;

●	Contribute to clean water and improve air quality;

●	Preserve valuable wildlife habitat and protect biodiversity;

●	Store carbon in our sustainably managed forests and wood products;

●	Reduce the likelihood and magnitude of forest fires; and

●	Verify our practices through externally validated certification programs.

MINIMIZING OUR ENVIRONMENTAL FOOTPRINT

We meet or exceed rigorous environmental standards in all areas where we operate, and we constantly strive to improve the efficiency of our operations. We focus on increasing energy and resource efficiency, reducing greenhouse gas emissions (discussed further below), conserving natural resources and offering products with superior sustainability attributes to meet our customers’ needs. We set measurable sustainability goals aligned with our business strategy and regularly evaluate our progress.

6	WEYERHAEUSER COMPANY

ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

We are committed to continuously improving our sustainability practices based on sound science and innovation. We actively monitor environmental conditions that could affect our assets and operations and partner with and support local, regional, national and global nonprofit organizations, research institutes, universities and government agencies on research efforts and projects.

A NET CARBON-NEGATIVE IMPACT

Climate change will almost certainly result in the disruption of normal business patterns, and it is essential for us to address the unique risks it poses for our people, our operations and the communities where we live and work. We have a role to play in both decreasing our CO2 emissions and removing CO2 from the atmosphere. Fortunately, one of the largest opportunities to remove CO2 already exists—forests. As they grow, trees naturally sequester CO2 and store it as solid carbon, making working forests a powerful, far-reaching and cost-effective tool to help limit the concentration of CO2 in the atmosphere. As the steward of millions of acres of forests in the United States and Canada and one of the largest producers of wood products in the world, we believe we are uniquely positioned to be part of the solution to this global challenge.

In 2021, we publicly released our inaugural Carbon Record, which demonstrates the powerful contribution we make as a natural climate solution by sequestering and storing carbon in our forests and wood products. Our Carbon Record shows that our operations aren’t simply carbon negative. Through our forests and wood products, we remove more than four times the CO2 we emit each year, and our forests in the United States alone store billions of metric tons of CO2 equivalents (“mtCO2e”).

In 2020, we exceeded our original goal of reducing Scope 1 and 2 GHG emissions by 40% against a 2000 baseline by achieving a 57% emissions reduction. Our new GHG emissions target has been verified by the SBTi to be in line with limiting global warming to 1.5 degrees Celsius, which is the highest level of ambition put forth by the SBTi and puts us on the path to net-zero emissions by 2050.

2022 ANNUAL MEETING & PROXY STATEMENT	7

GROWING OUR PEOPLE AND COMMUNITIES

We know that maintaining a talented and engaged workforce and strong relationship with the communities where we operate is critical to our long-term value creation.

For us, this commitment to our people and our communities means creating a safe, diverse and inclusive work environment. It also means supporting the communities where we operate, so they can be vibrant, prosperous places to live and work.

Safety

The most fundamental characteristic of our culture at Weyerhaeuser is our deep commitment to the safety of our people. For us, safety is a core value and comes first in everything we do, and our industry-leading safety results are driven by:

●   Caring leadership with a safety-focused “tone at the top”;

●   Engaged employees with robust safety training and education; and

●   A strong focus on identifying and reducing hazards and risks.

Our efforts have resulted in a significant and sustained reduction in the number and severity of recordable injuries. We remain relentlessly focused on achieving our goal of creating an injury-free workplace.

*

Recordable Incident Rate (“RIR”) calculated based on the number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries/illnesses that occur in 100 workers working in one year.

Building a Diverse and Inclusive Culture

Inclusion is a core value for our company. Our senior management team and board of directors are fully engaged and regularly review our diversity, equity and inclusion strategy and progress toward our goals of creating an inclusive environment, ensuring our policies and practices are equitable and improving representation where we have gaps. To achieve this, we are focused on seven key areas: leadership and accountability, equitable practices and policies, recruiting and hiring, training and development, communication and culture, affinity and connection, and community outreach. We set multiple targets in each category every year and we are transparent about our progress, sharing results both internally and externally.

We have a dedicated director of Diversity, Equity and Inclusion, who works with our Inclusion Council to set annual goals for improvement in each of our focus areas. Our Inclusion Council includes 25 diverse employees from across the company who meet at least quarterly to review our progress and adjust our approach to meet evolving best practices. Some of our notable policies and practices include:

●	“No tolerance” policies regarding discrimination and harassment of employees, suppliers, customers and visitors

●	Recurrent review of pay equity

●	Paid parental leave for all employees

●	Masked names on resumes and diverse hiring teams

●	Employee-led resource groups
●	Mandatory training on unconscious bias and harassment prevention for all employees

●	Ongoing company-wide communication on the importance of diversity, equity and inclusion

●	Regular employee surveys and other means of anonymously collecting feedback to help us evaluate our inclusive culture and address any identified gaps

8	WEYERHAEUSER COMPANY

ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

In response to our 2021 feedback survey of salaried employees, 89% agreed that their work environment is inclusive, and the company is committed to making progress on diversity and inclusion. Looking forward, we will continue to closely monitor evolving best practices and will make adjustments to our approach as necessary and appropriate.

People Development

People development is a key focus area and critical part of our company vision. We are intentional about developing our people at all levels of the company and at all stages of their careers. To support our objectives we:

●	Partner with our employees on individual development plans and provide a range of individual development tools;

●	Annually enroll hundreds of our front-line, mid-level and future executive leaders in development programs;

●	Engage in rigorous internal talent assessment and succession planning; and

●	Monitor and regularly review our strategies and action plans to address any workforce gaps in our organization, including gender, race and other underrepresented groups.

Supporting Our Communities

We are actively engaged in the communities where we operate, providing support through charitable giving and volunteer hours, as well as providing more than 9,000 family wage jobs, mostly in rural communities, and continued stakeholder engagement. We are proud to give our time and money to help ensure these communities are thriving places to live and work. In 2021, we provided approximately $5.9 million in charitable grants, in-kind donations and sponsorships in our communities. Our employees led 179 community projects and volunteered 13,282 hours of their time to causes they care about, which is a strong testament to the generosity and commitment of our people to their communities. Throughout the year, our employees also gave to their favorite charities using our online giving platform, which provides a company match and payroll deduction option.

2022 ANNUAL MEETING & PROXY STATEMENT	9

ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

OUR SUSTAINABILITY AMBITIONS

We believe that businesses can help solve some of the world’s toughest challenges, and we take this responsibility seriously. We have identified three critical challenge areas where we believe Weyerhaeuser can make a positive impact, and we are committed to making tangible progress in each area by 2030. We have laid out a roadmap of actions to support these “3 by 30 Sustainability Ambitions,” which align with the UN Sustainable Development Goals, and we report annually on our progress.

Our Working Forests (Contribute to Climate Solutions)

By 2030, we envision a world where the value of working forests and the products that come from these forests are fully recognized as one of the key solutions for slowing and reducing the impacts of climate change. Through our research, stewardship and industry leadership, we will be a model for how working forests can and should be part of a sustainable, biodiverse and climate-resilient solution — today and long into the future.

OUR CURRENT FOCUS AREAS:

●   Improve the understanding of working forests as a climate solution

●   Ensure working forests are climate-resilient

Our Sustainable Products (Help Provide Homes for Everyone)

By 2030, we envision a world where sustainable wood products are providing abundant, creative opportunities for ensuring everyone has access to quality, affordable, sustainably built housing. We want to be part of a paradigm shift where there are more housing options — of all shapes and sizes — anchored in natural, renewable and efficient materials.

OUR CURRENT FOCUS AREAS:

●   Innovate in the wood products industry to improve building speed and efficiency

●   Support innovation and development of wood-based construction methods to replace other materials and enable more housing

●   Increase available housing options by supporting alternative & unconventional home-building efforts

We Help Our Rural Communities (Be Thriving Places to Work and Live)

By 2030, we envision measurable improvements in how we and those we partner with approach rural community investment and engagement; how we create resilient, diverse talent pools for rural workforce development opportunities; and how we encourage civic engagement that fosters support for the natural resources that are critical to quality of life for everyone.

OUR CURRENT FOCUS AREAS:

●   Direct our time, talent & money toward causes that help our rural operating communities

●   Leverage our scale, voice, influence and resources by partnering with organizations that focus on rural issues

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ENVIRONMENTAL STEWARDSHIP AND SOCIAL RESPONSIBILITY

THIRD-PARTY RECOGNITIONS

2022 ANNUAL MEETING & PROXY STATEMENT	11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

OVERVIEW

Our corporate governance practices and policies promote the long-term interests of our shareholders, strengthen the accountability of our board of directors and management and help build public trust in our company. Our governance framework is built on a foundation of written policies and guidelines, which we modify and enhance on a continuous basis to reflect best practices and feedback from our shareholders. Our Corporate Governance Guidelines and other key governance policies and documents are available on our website at investor.weyerhaeuser.com.

ALIGNMENT WITH INVESTOR STEWARDSHIP GROUP PRINCIPLES

Our corporate governance practices align with the governance principles set out in the corporate governance framework established by the Investor Stewardship Group, or ISG, for U.S.-listed companies, as shown in the table below.

ISG Principle	WY Governance Practice
PRINCIPLE 1: Boards are accountable to shareholders

●   All directors stand for election annually

●   Proxy access with market terms

●   Majority voting standard in uncontested director elections

●   Directors not receiving majority support must tender resignation for consideration

●   No poison pill — board-adopted policy requires shareholder approval prior to adoption unless approved by majority of independent directors

●   Robust disclosure of our corporate governance practices

PRINCIPLE 2: Shareholders should be entitled to voting rights in proportion to their economic interest	● Single class of voting shares ● One share, one vote standard
PRINCIPLE 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives

●   All directors attend our annual meeting, providing an opportunity for shareholder engagement

●   Board considers annual voting results and ongoing investor engagement feedback in setting company policies and strategy

●   Directors engage with major shareholders as appropriate as a part of our ongoing outreach programs

PRINCIPLE 4: Boards should have a strong, independent leadership structure

●   Independent chair of the board with clearly defined responsibilities

●   Board considers appropriateness of its leadership structure at least annually

●   Proxy statement discloses why board believes current leadership structure is appropriate

PRINCIPLE 5: Boards should adopt structures and practices that enhance their effectiveness

●   Board composition reflects broad range of relevant perspectives, skills and knowledge, including gender, racial and ethnic diversity:

○   4 of our 9 directors (44.4%) are women

○   1 of our 9 directors (11.1%) is racially or ethnically diverse

○   2 of our 4 committee chairs (50%) are women

●   8 of our 9 directors (88.9%) are independent; each key committee is fully independent

●   Active director refreshment with seven new board members since 2015

●   Mandatory retirement age (72)

●   Directors attended 100% of total board and committee meetings in 2021

●   All directors attended our 2021 Annual Meeting of Shareholders

●   Limits on outside board service

●   Policy provides that board may retain independent outside advisors in its discretion

●   Annual board and committee evaluation process

PRINCIPLE 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company

●   Compensation Committee annually reviews and approves incentive program design for alignment with business strategies

●   Compensation program structure includes combination of short- and long-term performance goals

●   Proxy statement includes clear and robust disclosure regarding compensation program philosophy, objectives and design

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CORPORATE GOVERNANCE

INDEPENDENT BOARD OF DIRECTORS

Our Corporate Governance Guidelines and the listing requirements of the New York Stock Exchange (“NYSE”) each require that a majority of the board be comprised of “independent” directors, as defined from time to time by law, NYSE standards and any specific requirements established by the board. A director may be determined to be independent only if the board has determined that he or she has no material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company. To evaluate the materiality of any such relationship the board has adopted the NYSE’s categorical independence standards for director independence.

The Governance and Corporate Responsibility Committee advises and makes recommendations to the full board regarding director independence. After considering the committee’s recommendation, the board affirmatively determined that, other than Mr. Stockfish, each of the company’s current directors, each nominee for director and each director who served as a director in 2021 is independent in accordance with applicable NYSE and Securities and Exchange Commission (“SEC”) independence rules and requirements. The board determined that Mr.  Stockfish is not independent because he is the president and chief executive officer of the company.

SEPARATE CHAIRMAN AND CHIEF EXECUTIVE OFFICER ROLES

Our board has chosen to separate the positions of board chair and chief executive officer. The chief executive officer is responsible for the strategic direction and day-to-day leadership and performance of the company. The non-executive chairman of the board provides oversight, direction and leadership to the board. The chairman also performs the following duties:

●	In consultation with the chief executive officer, sets the agenda for meetings of the board;

●	Presides over meetings of the full board, non-executive sessions of the board and shareholder meetings;

●	Facilitates communication among our directors and between management and the board; and

●

Provides input to the Governance and Corporate Responsibility Committee and Compensation Committee, as appropriate, with respect to our annual board self-evaluation process, succession planning for our management and board of directors and the performance evaluation process for our chief executive officer.

Additionally, to provide a separate forum for candid discussion, the company’s Corporate Governance Guidelines require regularly scheduled executive sessions of independent directors.

We believe that this separation of roles provides more effective monitoring and objective evaluation of the chief executive officer’s performance and strengthens the board’s independent oversight of the company’s performance and governance standards. It also allows the board to draw on the leadership skills and business experience of two persons, the chairman of the board and the chief executive officer.

2022 ANNUAL MEETING & PROXY STATEMENT	13

CORPORATE GOVERNANCE

BOARD COMMITTEES

The board’s primary committees are the Audit, Compensation and Governance and Corporate Responsibility Committees. These committees are comprised exclusively of independent directors and, in the case of the Audit Committee and Compensation Committee, include members who meet enhanced regulatory requirements for service on those committees. The board also has an Executive Committee. Each committee is governed by a written charter, a copy of which can be found on the company’s website at investor.weyerhaeuser.com.

Current Members Sara Grootwassink Lewis (Chair) – Deidra C. Merriwether – Lawrence A. Selzer – Kim Williams

Audit Committee

The Audit Committee oversees the quality and integrity of the company’s accounting, auditing and financial reporting practices, as well as the company’s compliance with legal and regulatory compliance matters that could have a material impact on the company’s financial statements or internal controls over financial reporting and, in coordination with the Governance and Corporate Responsibility Committee, such other compliance matters that could have a material financial effect on the company. The committee is also responsible for:

●   The appointment, compensation and general oversight of the company’s independent auditors;

●   Annually assessing the performance of the independent auditors and internal audit function;

●   Pre-approving all audit and non-audit services to be performed by the company’s independent auditors and all related fees;

●   Regularly meeting separately in executive session with the independent auditors and the director of the internal audit function;

●   Reviewing and discussing the company’s annual and quarterly financial statements and its quarterly earnings press releases and related communications;

●   Reviewing and discussing the annual audit plans of the independent auditor and internal audit function;

●   Reviewing the effectiveness of the company’s system of internal controls;

●   Reviewing the results of the audit, including conclusions, significant findings and recommendations of both the independent auditor and the internal audit function, and assessing management’s responses relating to such conclusions, findings or recommendations;

●   Discussing with management, internal audit and the independent auditor the company’s policies relating to assessing and managing risk; and

●   Establishing procedures for the receipt and retention of, and responses to, complaints regarding accounting, internal controls or auditing matters, including the anonymous submission by employees of concerns regarding questionable accounting or auditing practices.

All members are financially literate within the meaning of stock exchange listing rules.

All members are independent and meet additional stock exchange and SEC independence standards for audit committee service.

Sara Grootwassink Lewis and Deidra Merriwether are each an audit committee financial expert as defined by the SEC, and each committee member has accounting or related financial management expertise as required by stock exchange listing standards.

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Current Members Rick R. Holley (Chair) – Mark A. Emmert – Al Monaco – Nicole W. Piasecki

Compensation Committee

The Compensation Committee reviews and approves the compensation philosophy, strategy and design of the company’s compensation and benefits systems to ensure they are aligned with the company’s objectives and are effective in attracting and retaining workforce talent and makes compensation decisions for the company’s executive officers. The committee also:

●   Recommends to the board of directors the corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s compensation in light of performance against those goals and objectives, and recommends to the board the CEO’s compensation level based on this evaluation;

●   Reviews and recommends to the board of directors the compensation philosophy, strategy, programs and plans regarding non-employee director compensation;

●   Acts as administrator for the company’s incentive compensation plans, including establishment of performance goals;

●   Regularly reviews and approves changes to the peer group used for benchmarking compensation for executive officers;

●   Monitors the financial effects, and any risks, to the company related to the company’s compensation plans, programs and practices;

●   Establishes stock ownership requirements for executive officers and recommends to the board stock ownership requirements for non-employee directors; and

●   Appoints and oversees the independent compensation consultant and annually ensures that the consultant’s work raises no conflicts of interest.

All members are independent and meet additional stock exchange and SEC independence standards for compensation committee members.

Current Members Nicole W. Piasecki (Chair) – Mark A. Emmert – Lawrence A. Selzer – Kim Williams

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee oversees the company’s governance structure and practices. It is also responsible for evaluating overall board composition, ensuring that the appropriate skills, backgrounds and experience are adequately represented on the board, and making recommendations for board nominees accordingly. The committee also:

●   Manages the board and committee evaluation process;

●   Oversees the process for the board’s evaluation of our CEO’s performance;

●   Provides oversight of sustainability strategy and performance, including our approach to addressing climate change impacts and opportunities;

●   Provides oversight and policy direction on the company’s environmental and safety policies and practices;

●   Reviews management succession processes and manages the process the board uses in selecting persons to be appointed as the company’s CEO;

●   Provides oversight and direction on the company’s sustainability strategy, including but not limited to climate change;

●   Recommends any changes to the company’s Corporate Governance Guidelines to the board; and

●   Provides oversight of ethics and business conduct and coordinates with the Audit Committee regarding any ethics, business conduct or compliance matters that could have a material financial effect on the company.

All members are independent.

Current Members Lawrence A. Selzer (Chair) – Rick R. Holley – Devin W. Stockfish

Executive Committee

The Executive Committee is authorized to act for the board in the interval between board meetings, except to the extent limited by law, applicable stock exchange listing standards or the company’s charter documents.

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CORPORATE GOVERNANCE

RISK OVERSIGHT

Board and Committee Oversight

The board is actively involved in the oversight of risks that could affect the company. This oversight is conducted at the full board level and through committees of the board pursuant to the written charters of each of the committees outlining its duties and responsibilities. The full board has retained responsibility for oversight of strategic risks as well as risks not otherwise delegated to one of its committees. The board stays informed of each committee’s management of enterprise risk through regular reports by each committee chair to the full board regarding the committee’s deliberations and actions. The board believes that this structure provides the appropriate leadership to help ensure effective risk oversight.

Committee Risk Oversight

Audit Committee

✓ Oversees company risks relating to financial reporting, as well as legal and regulatory compliance matters that may have a material impact on the company’s financial statements or internal controls over financial reporting

✓ In coordination with the Governance and Corporate Responsibility Committee, the committee also oversees such other legal compliance matters that may have a material financial effect on the company

✓ To satisfy these responsibilities the committee meets regularly with the company’s chief financial officer, chief accounting officer, director of internal audit, internal legal counsel, KPMG LLP and other members of management

✓ Receives regular reports relating to issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation and other contingent liabilities and changes in accounting requirements or practices that could affect the content or presentation of the company’s financial statements

✓ Also responsible for reviewing any “hot-line” or other reports concerning accounting, internal controls or auditing matters

Governance and Corporate Responsibility Committee

✓ Oversees risks relating to board leadership and effectiveness, management and board succession planning, sustainability and environmental practices and policies (including matters relating to climate change), ethics and business practices, political activities and other public policy matters that affect the company and its stakeholders

✓ In coordination with the Audit Committee, the committee also oversees legal compliance matters that may have a material financial effect on the company

✓ Works with officers of the company responsible for relevant risk areas and keeps abreast of the company’s significant risk management practices and strategies for anticipating and responding to major public policy shifts that could affect the company

✓ Because some of these risks could have financial elements, the board has determined that at least one member of the committee must serve concurrently on the Audit Committee

Compensation Committee

✓ Oversees risks relating to the company’s compensation and benefits systems and annually reviews policies and practices to determine whether they are reasonably likely to meet the committee’s objectives for executive pay and to ensure that the company’s compensation practices present no risk of a material adverse effect on the company

✓ To meet these oversight responsibilities, the committee has retained its own independent compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of its compensation decisions

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CORPORATE GOVERNANCE

Risk Management

While the board and its committees have responsibility for general risk oversight, company management is charged with managing risk. The company has a robust strategic planning and enterprise risk management process that facilitates the identification and management of risks. This process includes identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans. Management analyzes risk areas that have the potential to materially affect the company’s businesses and integrates this information into strategic planning and discussions with the board of directors.

Our enterprise risk management program is led by our chief compliance officer and is closely aligned with our businesses and corporate functions, including our legal department and our internal audit staff, and also works closely with our independent outside auditors. Our risk management program covers a wide range of material risks that could affect the company, including strategic, operational, financial and reputational risks. Key responsibilities for our enterprise risk management group include maintaining a robust compliance and ethics program as well as disciplined processes designed to provide oversight for our sustainability strategy, cybersecurity and environmental and safety performance. The board and its committees receive regular reports directly from our chief compliance officer and other officers responsible for management of particular risks within the company, including without limitation reports on cybersecurity matters.

AUDIT COMMITTEE REPORT

Management is responsible for the company’s internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In discharging its responsibility for the year ended December 31, 2021:

●	The Audit Committee has reviewed and discussed the audited financial statements of the company with management;

●	The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended;

●

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the company; and

●

Based on the foregoing reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements and assessment of internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The current members of the Audit Committee are set forth below.

●	Sara Grootwassink Lewis, Chair

●	Deidra C. Merriwether
●	Lawrence A. Selzer

●	Kim Williams

SUCCESSION PLANNING

Succession planning and leadership development are key priorities for the board and management. The board regularly reviews the company’s “people development” activities in support of its business strategy, which includes a detailed discussion of the company’s development programs, leadership bench and succession plans with a focus on key positions at the senior executive level and other critical roles. The board also has regular and direct exposure to high-potential leaders through formal board and committee presentations and informal events.

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CORPORATE GOVERNANCE

SHAREHOLDER ENGAGEMENT

We believe that maintaining regular and active dialogue with our shareholders is important for effective corporate governance as well as to our commitment to deliver sustainable, long-term value to our shareholders. We engage with our shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on our policies and practices. Shareholder feedback is regularly reviewed and considered by the board and its committees and is reflected in adjustments and enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

Our team, including our general counsel, head of investor relations and director of sustainability, engaged with governance teams at shareholders representing approximately 25% of our outstanding shares to provide updates on our 2021 ESG performance, including corporate governance, sustainability and executive compensation practices, and to solicit feedback about our programs and practices. We also engaged with proxy and other advisory firms that represent the interests of various shareholders to help us stay abreast of developing areas of shareholder focus and to solicit feedback about our programs and practices.

Separately, our Investor Relations office also engages with shareholders throughout the year on matters focused on our core businesses and performance. Mr. Stockfish, our CEO, and Ms. Loewe, our CFO, frequently met with shareholders and presented at investor conferences. In 2021, we engaged with investors representing approximately 50% of our outstanding shares.

SHAREHOLDER RIGHTS

Shareholder Proxy Access

We amended our Bylaws in 2018 to adopt provisions implementing proxy access. Proxy access allows eligible shareholders to nominate candidates to the board of directors who are included in the company’s proxy statement and ballot. In adopting proxy access, the board considered feedback from our shareholders that we received during our shareholder engagement discussions. This process for inclusion of shareholder nominees in the proxy statement is in addition to previously existing Bylaw provisions that allow shareholders to nominate directors to the board without access to the company’s proxy statement. For more information about the director nomination process, see Stock Information — Shareholder Recommendations and Nominations of Directors on page 70.

Directors Elected Annually by Majority Vote

Our directors are elected on an annual basis. Our Bylaws require that directors be elected by a majority of the votes cast in uncontested director elections. Any incumbent director who is not re-elected at the end of his or her term of office continues to serve as a “holdover director” until the earlier of 90 days after election results are certified, his or her successor has been appointed by the board or he or she resigns. By company policy, each incumbent director to be re-nominated for election and each new nominee before first being elected is required to tender an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast in an election and the resignation is accepted by the board. The Governance and Corporate Responsibility Committee is required to review the circumstances and factors relevant to any holdover director’s resignation pursuant to this policy, including without limitation whether accepting the resignation would cause the board or the company to be out of compliance with SEC rules or NYSE listing standards. Based upon the recommendation of the Governance and Corporate Responsibility Committee, the board is required to take action on any such resignation and publicly disclose its decision within 90 days from the date the elections results are certified. Holdover directors are not permitted to take part in any such recommendation or decision.

Shareholder Rights Plan Policy

In 2004, our board of directors adopted a shareholder rights plan policy that provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington

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CORPORATE GOVERNANCE

law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

Shareholders Right to Call Meetings

Our Bylaws provide that special meetings of our shareholders may be called by shareholders representing at least 25% of the company’s outstanding shares if certain notice and other procedural requirements are followed and if the board determines that the matters of business to be brought before the meeting are appropriate for shareholder action under applicable law.

CODE OF ETHICS AND TRANSPARENCY

Integrity is a core value at Weyerhaeuser. We have a strong culture of ethics and integrity at every level of our company. Since our founding in 1900, we have consistently been recognized for our ethical business practices, compliance and high standards. In 2022, we were named for the 13th time as one of the World’s Most Ethical Companies® by Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.

Our Code of Ethics is currently in its ninth edition and applies to all employees and members of our board. It is an expression of our commitment and shared responsibility to conduct our business affairs ethically with stakeholders, including employees, communities, customers, suppliers, contractors and shareholders. We will notify shareholders on our website at www.wy.com of any waiver granted by the board of directors under the Code of Ethics for an executive officer or director. No such waivers were granted for any executive officer or director in 2021. The current edition of the Code of Ethics is available on our website at www.wy.com/sustainability/strong-governance/#ethics.

EXECUTIVE AND DIRECTOR SHARE OWNERSHIP REQUIREMENTS

We have share ownership requirements for our executive officers and directors that require each executive officer and director to hold an amount of Weyerhaeuser stock valued at a multiple of his or her base salary or annual cash retainer, as applicable. Minimum ownership levels are as follows:

Position	Holding Requirement
Chief Executive Officer	6x base salary value

Senior Vice Presidents	2x base salary value

Non-Employee Directors	5x annual cash retainer

Ownership Sources Included
● Direct ownership of common shares ● The value of amounts deferred into a stock equivalent account

Until the required ownership levels are achieved, executives must retain 75% of the net profit shares acquired when RSUs and PSUs vest. Net profit shares are shares remaining after payment of taxes upon vesting. A director may sell shares issuable upon vesting of RSUs only for purposes of paying the taxes due upon vesting but must otherwise hold 100% of the net shares granted to him or her until the ownership requirement has been satisfied. Our Compensation Committee monitors and confirms that our directors and officers are in compliance with the requirements.

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CORPORATE GOVERNANCE

CLAWBACK POLICY

We have an incentive compensation clawback policy to ensure that incentive compensation is paid based on accurate financial and operating data and the correct calculation of performance against incentive targets. Our policy provides that in the event of a restatement of the financial or operating results of the company or one of its business segments due to material non-compliance with financial reporting requirements, the company may seek recovery of incentive compensation that would not otherwise have been paid if the correct performance data had been used to determine the amount payable.

ANTI-HEDGING AND TRADING POLICY

Our anti-hedging and trading policy prohibits our directors, executive officers and employees who report directly to our executive officers from hedging their ownership of the company’s stock, including without limitation any trading in options, puts, calls, or other derivative instruments related to company stock or debt. The policy also prohibits directors and executive officers from pledging company stock, engaging in any short sales of company stock or trading company stock on margin.

RELATED PARTY TRANSACTIONS REVIEW AND APPROVAL POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. As a result, the board prefers to avoid related party transactions, while also recognizing that there are situations where related party transactions may be in, or at least may not be inconsistent with, the best interests of the company and its shareholders. The board has adopted a related party transactions policy and delegated to the Audit Committee the responsibility to review related party transactions.

A related party transaction is any transaction (or series of related transactions) involving the company and in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is:

●	A director or executive officer of the company;

●	A shareholder who beneficially owns more than 5% of the company’s stock;

●	An immediate family member of any of the company’s directors or executive officers; or

●

A company, charitable organization or other entity in which any of these persons serves as an employee, officer or general partner (or in a similar role) or beneficially owns 10% or more of the entity.

A director, executive officer or a family member who is also a “related person” must inform the company’s Corporate Secretary about any proposed related party transaction and disclose the pertinent facts and circumstances. If the Corporate Secretary concludes that a related party transaction is presented, the matter is brought to the Audit Committee for review.

●

After review of the facts and circumstances, the disinterested members of the committee may approve the transaction only if the involved director’s or executive’s independence and the company’s best interests are not adversely affected.

●	Transactions not previously submitted for approval shall, upon becoming known, be submitted to the committee for ratification, termination or modification of terms.

●	Material transactions approved by the committee are reported to the board of directors.

Except as set forth below, since the beginning of Weyerhaeuser’s 2021 fiscal year, there have been no transactions, and there are no currently proposed transactions, in which Weyerhaeuser was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

On May 13, 2021, the Corporate Secretary submitted to the Audit Committee for its review and consideration a proposed transaction involving Weyerhaeuser and Adrian Blocker, the company’s senior vice president of Timberlands

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CORPORATE GOVERNANCE

who retired in October 2021. The transaction involved two company properties located in South Carolina: 156 acres for a purchase price of $2,600 per acre or $405,600, and 313 acres for $3,185 per acre or $996,905. Each property had been listed for sale through an unaffiliated broker. Prior to submitting the transaction to the Audit Committee for its approval, the 156-acre property had been listed for 70 days and the 313-acre property had been listed for 979 days. After receiving Audit Committee approval pursuant to the board’s related party transactions policy, Mr. Blocker purchased the properties in an arm’s length transaction for his own account and paid the full listing price for each property in cash funds. The transaction involved no financing, and Mr. Blocker abided by all of the company’s standard purchase transaction terms and conditions that would apply to any third-party purchaser.

In approving the transaction, the Audit Committee considered the following key factors:

●	The sale of each property at the listing price was in the company’s and its shareholders’ best interests.

●

The properties had been previously identified through the company’s asset value optimization process as having greater value as real estate portfolio properties compared to their respective timber values, and Mr. Blocker exercised no influence over the decision to list either property for sale, the list price for either property or any other terms of the transaction.

●	Neither property had generated serious interest from other buyers prior to Mr. Blocker expressing an interest, and one of the properties had been listed for an extended period of time.

●

The list price for each property was determined pursuant to the company’s established pricing process for “higher and better use” real estate sales, which includes obtaining a third-party broker opinion of value and a confirming valuation review by a coordinating broker.

●	The entire transaction was executed at arm’s length, and Mr. Blocker paid the full original list price for each property and received no concessions from the company.

●

As the transaction involved an executive officer, no questions or concerns of “independence” from the company were presented as would ordinarily accompany a transaction involving the company and any of its non-employee directors.

BOARD COMPOSITION AND CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

Our Corporate Governance Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent oversight and guidance with respect to the company’s operations and interests. The Corporate Governance Guidelines also provide that, at all times, a majority of the board must be comprised of “independent directors” as defined from time to time by law, NYSE standards and any specific requirements established by the board. As a base line, each director is expected to exhibit high standards of integrity, commitment and independence of thought and judgment, participate in a constructive and collegial manner, be willing to devote sufficient time to carrying out the duties and responsibilities of a director and, most importantly, represent the long-term interests of all shareholders.

The board also needs the right diversity, mix of characteristics, talents, skills and expertise to provide sound and prudent guidance with respect to the company’s operations and interests. Examples of desired skills and backgrounds include:

●	Executive leadership;

●	Finance and capital markets;

●	Public company board experience;

●	Relevant industries, especially natural resource management;

●	Government, regulatory or legal;

●	Manufacturing and capital-intensive industry;

●	Real estate and land management; and

●	International business.

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CORPORATE GOVERNANCE

In addition to the targeted skill areas, the board also seeks to have a membership that has diverse perspectives as informed by skills, experiences and backgrounds, including without limitation perspectives informed by diverse gender, racial, ethnic and national backgrounds.

The Governance and Corporate Responsibility Committee assesses the skill areas currently represented on the board and those skill areas represented by directors expected to retire from the board in the near future against the list of targeted skills and experiences. The committee also considers recommendations from members of the board regarding skills that could improve the overall quality and ability of the board to carry out its function. Based on this analysis, the committee targets specific skill areas or experiences as the focus of consideration for new directors to join the board.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility Committee evaluates various potential candidates for director, considering the skill areas and characteristics discussed above and qualifications of the individual candidate. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. The committee or a subcommittee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates for appointment by the board (to fill vacancies) or for election at the next annual meeting of shareholders.

Board Self-Assessment

The board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The self-evaluation process, which is established by the Governance and Corporate Responsibility Committee, involves the completion of annual evaluations of the board and its committees, review and discussion of the results of the evaluations by both the committee and full board, and consideration of action plans to address any issues. The evaluation also includes a review of year-over-year evaluation results to identify any trends and to assess whether actions taken in response to previous evaluation results have resulted in meaningful improvements. As part of its self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the company over both the short- and long-term.

Limits on Other Board Service

The board believes that director service on other company boards contributes valuable experience and perspective to the Weyerhaeuser board of directors. However, the board also expects that every director has sufficient time to commit to attending and being prepared to contribute at Weyerhaeuser board and committee meetings.

With this in mind, our Corporate Governance Guidelines provide that a director may not serve on more than three other public company boards. If a director serves as the principal executive officer of a public company, the limit on outside board service is no more than two other public company boards. In addition, directors who serve on the Audit Committee may not serve on more than two other public company audit committees.

The board may determine, on a case-by-case basis, that any additional service on an outside board would not impair a director’s ability to effectively discharge his or her duties as a director of the company.

COMMUNICATION WITH OUR BOARD

Communications to the board of directors may be sent to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, Washington 98104 and marked to the attention of the board or any of its committees, the independent directors as a group or individual directors. Communications also may be sent by email to CorporateSecretary@weyerhaeuser.com

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ITEM 1. ELECTION OF DIRECTORS

ITEM 1. ELECTION OF DIRECTORS

The nine persons identified below are nominated to be elected as directors at the 2022 annual meeting for one-year terms expiring at the 2023 annual meeting. All nominees were elected as directors by shareholders at the 2021 annual meeting for a one-year term expiring at the 2022 annual meeting.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly executed proxies will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees below contains information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding their experiences, qualifications, attributes or skills considered by the Governance and Corporate Responsibility Committee and the board of directors to assess the nominee’s candidacy for nomination.

The board of directors recommends that shareholders vote “FOR” the election of each of the following directors.

Large Organization CEO or Equivalent Experience	●	●			●		●	●

Other Significant Executive Experience			●	●	●	●

Timber, Forest Products, Land Management or Real Estate Development		●	●			●	●	●

Manufacturing/Capital Intensive Industry		●	●	●	●	●		●	●

Other Commodity-Based Industry Experience			●		●

Environmental Management & Strategy		●			●	●	●	●

REIT Operations and/or Tax Compliance		●	●		●			●

Finance & Capital Markets		●	●	●	●		●	●	●

Technology, IT or Cybersecurity Oversight			●		●	●

Sales & Marketing		●		●	●	●

Strategic Planning	●	●	●	●	●	●	●	●	●

International	●		●	●	●	●		●	●

Human Capital Management and Executive Compensation	●	●	●		●	●		●	●

Legal and Government Relations	●	●	●	●	●	●	●	●

Risk Management			●	●	●			●

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ITEM 1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

Mark A. Emmert | Director Since 2008 | Age: 69

Biographical Information:

Mark A. Emmert has been the president of the National Collegiate Athletic Association since 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004; and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. (global logistics services). He previously served on the board of directors of Omnicare, Inc. (healthcare services) until 2015.

Qualifications:

Mr. Emmert is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fulbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations, strategic planning and public company executive compensation.

Rick R. Holley | Director Since 2016 | Age: 70

Biographical Information:

Rick R. Holley served as the president and chief executive officer of Plum Creek Timber Company, Inc. (timber) from 1994 to 2013 and continued to serve as chief executive officer until February 2016, at which time Plum Creek merged with Weyerhaeuser. From 1989 to 1994, Mr. Holley served as Plum Creek’s chief financial officer. He previously served on the board of directors of Avista Corporation (electric and natural gas utility) until 2014 and as a director of Plum Creek until February 2016.

Qualifications:

Mr. Holley, one of the longest tenured chief executive officers in the timber industry, has a deep and broad understanding of the company’s industry and business lines as well as experience in strategic planning and finance.

24	WEYERHAEUSER COMPANY

ITEM 1. ELECTION OF DIRECTORS

Sara Grootwassink Lewis | Director Since 2016 | Age: 54

Biographical Information:

Sara Grootwassink Lewis founded Lewis Corporate Advisors (capital markets advisory firm) in 2009, where she served as chief executive officer until 2018. From 2002 to 2009, she was executive vice president and chief financial officer of Washington Real Estate Investment Trust Company (equity REIT). She was previously vice president of finance and investor relations at Corporate Office Properties Trust (office and data center REIT) and sell-side REIT equity analyst with Johnston, Lemon & Co. (financial services). Ms. Grootwassink Lewis also serves on the board of directors of Healthpeak Properties, Inc. (life science, senior housing and medical office real estate) as well as the board of directors and audit committee (chair) of Everside Health Group, Inc. (healthcare) since March 2021 and the board of Freeport-McMoRan Inc. (mining) since August 2021. She previously served on the board of directors of Sun Life Financial, Inc. (global financial services) until May 2021, PS Business Parks, Inc. (commercial real estate) from 2010 until 2019, CapitalSource Inc. (commercial lending) from 2004 until its acquisition in 2014, Plum Creek Timber Company, Inc. (timber) until February 2016, and Adamas Pharmaceuticals, Inc. (specialty pharmaceuticals) until June 2016. Ms. Grootwassink Lewis is on the Audit Committee Council of the Center for Audit Quality and also serves on the board of trustees and executive committee of the Brookings Institution, the leadership board of the United States Chamber of Commerce Center for Capital Markets Competitiveness and the advisory council for risk oversight for the National Association of Corporate Directors, where she is a board leadership fellow. She also served as a member of the Public Company Accounting Oversight Board Standing Advisory Group from 2015 to 2017.

Qualifications:

Ms. Grootwassink Lewis has extensive executive, financial and real estate industry experience, having served as a senior executive of a publicly traded REIT as well as a member of several public company boards. Ms. Grootwassink Lewis also holds a chartered financial analyst designation and is a certified public accountant registered in the state of Illinois.

Deidra C. Merriwether | Director Since 2020 | Age: 53

Biographical Information:

Deidra C. Merriwether has served as senior vice president and chief financial officer for W.W. Grainger, Inc. (industrial maintenance, repair and operating products supply) since January 2021. In previous roles with Grainger, she was the senior vice president and president of North American Sales & Services until January 2021, senior vice president of Direct Sales and Strategic Initiatives from 2016 to 2020, and vice president of Finance, Americas, from 2013 to 2016. Prior to Grainger, she was with Sears Holdings Corp. (retail) as chief operating officer of Retail Formats from 2011 to 2013; senior vice president and chief financial officer of Retail Formats from 2008 to 2011; vice president of Procurement & Merger Integration from 2004 to 2008; and vice president of Kmart Real Estate Strategy from 2002 to 2004. She has also served in various finance, production and management roles with Sears, Isiah Investments (investments), PricewaterhouseCoopers (professional services) and Eli Lilly & Company (pharmaceutical). Ms. Merriwether served on the board of Sears Canada from 2007 to 2010.

Qualifications:

Ms. Merriwether has broad-based and deep management experience in the areas of sales, international supply chain and finance as well as significant P&L responsibilities.

2022 ANNUAL MEETING & PROXY STATEMENT	25

ITEM 1. ELECTION OF DIRECTORS

Al Monaco | Director Since 2020 | Age: 62

Biographical Information:

Al Monaco has served as president and chief executive officer and director of Enbridge Inc. (energy infrastructure) since 2012. Mr. Monaco is a director of the American Petroleum Institute, serves on its executive committee and chairs its finance committee. He is also a member of the U.S. National Petroleum Council, the Business Council of Canada, the Business Council of Alberta, and the Catalyst Canada Advisory Board. Mr. Monaco holds the chartered professional accountant and certified management accountant designations.

Qualifications:

Mr. Monaco has extensive experience in overseeing a large, complex and geographically diverse organization, as well as management of capital-intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

Nicole W. Piasecki | Director Since 2003 | Age: 59

Biographical Information:

Nicole W. Piasecki served as vice president and general manager of the Propulsion Systems Division of Boeing Commercial Airplanes (aerospace) from March 2013 to September 2017. Previously, she served as vice president of Business Development & Strategic Integration for Boeing Commercial Airplanes from 2010 to March 2013; president of Boeing Japan from 2006 to 2010; vice president of Business Strategy & Marketing for Boeing Commercial Airplanes from 2003 to 2006; vice president of Sales, Leasing Companies, for Boeing Commercial Airplanes from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group since 1992. Ms. Piasecki serves on the boards of directors of BAE Systems PLC (defense and aerospace) and Howmet Aerospace Inc. (aerospace manufacturing). She also serves as the chair of the board of trustees of Seattle University, a member of the board of directors of The Stimson Center and an advisor to Mitsubishi Heavy Industries in Tokyo. Ms. Piasecki is a former board member of the Seattle Branch of the Federal Reserve Bank, a former member of the board of governors, Tokyo, of the American Chamber of Commerce of Japan and a former member of the Federal Aviation Administration’s Advisory Council.

Qualifications:

Ms. Piasecki has extensive executive experience in capital-intensive industries, sales and marketing, strategic planning and international operations and relations.

26	WEYERHAEUSER COMPANY

ITEM 1. ELECTION OF DIRECTORS

Lawrence A. Selzer | Director Since 2016 | Age: 62

Biographical Information:

Lawrence A. Selzer has served as the president and chief executive officer of The Conservation Fund (one of the nation’s premier environmental non-profit organizations) since 2001. He is the chairman of the board of directors of American Bird Conservancy and a member of the board of directors of Leading Harvest (sustainability in agriculture). He previously served on the board of trustees of Manomet until 2021, on the board of directors of Plum Creek Timber Company, Inc. (timber) until February 2016 and as chairman of the board of directors of Outdoor Foundation from 2007 until 2016.

Qualifications:

Mr. Selzer has experience and expertise in the areas of conservation procurement, conservation finance, timberland acquisitions and dispositions, and real estate management. He has experience managing and overseeing a large, complex, and geographically diverse environmental conservation organization.

Devin W. Stockfish | Director Since 2019 | Age: 48

Biographical Information:

Devin W. Stockfish has been president and chief executive officer since January 2019. Previously he served as the company’s senior vice president, Timberlands from January 2018 to December 2018, and as vice president, Western Timberlands from January 2017 to December 2017. He also served as the company’s senior vice president, general counsel and corporate secretary from July 2014 to December 2016, and as assistant general counsel from March 2013 to July 2014. Before joining the company, he was vice president and associate general counsel at Univar Inc. (chemical distribution), where he focused on mergers and acquisitions, corporate governance and securities law. Previously, he was an attorney in the law department at Starbucks Corporation (retail food and beverage) and practiced corporate law at K&L Gates LLP (law firm). Before he began practicing law, he was an engineer with The Boeing Company (aerospace and defense). Mr. Stockfish serves on the board of the National Alliance of Forest Owners.

Qualifications:

Mr. Stockfish has experience in the forest products industry, capital-intensive industries, corporate finance, executive compensation, legal and regulatory matters and strategic planning.

Kim Williams | Director Since 2006 | Age: 66

Biographical Information:

Kim Williams served as senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective in 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc. (investment management) from 1982 to 1986. Ms. Williams also serves as board chair for E.W. Scripps Company (diverse media) as well as chair of the audit and executive committees and serves on the board of directors of Xcel Energy Inc. (utilities). She previously served as a director for MicroVest (asset management firm) until its acquisition in 2021. Ms. Williams is a member of the Women’s Health Leadership Council of Brigham and Women’s Hospital in Boston, Massachusetts, a member of the board of Oxfam America (global antipoverty agency) and a life trustee of Concord Academy.

Qualifications:

Ms. Williams has extensive experience in corporate finance, strategic planning and international operations.

2022 ANNUAL MEETING & PROXY STATEMENT	27

ITEM 1. ELECTION OF DIRECTORS

BOARD AND COMMITTEE MEETINGS IN 2021

The following table summarizes meeting information for the board and each of the board’s committees in 2021. Directors attended 100% of the total meetings of the board and committees on which they served in 2021.

Name	Board of Directors	Executive	Audit	Compensation	Governance and Corporate Responsibility

Total Meetings in 2021	4	—	8	4	3

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program for 2021

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. The board also believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.

Director compensation for 2021 included the following components:

Description of Fee	Cash or Cash Equivalent Amount ($)

Annual Retainer — Cash	110,000

Annual Retainer — RSU	150,000	(1)

Board Chair Retainer — Cash	75,000

Board Chair Retainer — RSU	75,000

Audit/Compensation Committee Chair Retainer — Cash	20,000
Governance & Corporate Responsibility Committee Chair Retainer — Cash	15,000

(1)	As a result of benchmarking director compensation, the board approved an increase to the amount of the annual RSU retainer from $150,000 to $160,000, beginning in 2022.

There are no meeting fees and retainer fees are paid annually following the annual shareholders’ meeting. Retainers for the board and committee chairs are paid in addition to the annual cash and RSU retainers.

The Compensation Committee is responsible for annually reviewing our non-employee director compensation practices in comparison to comparable companies. Our program reflects best practices, including:

●	Retainer-only compensation with no fees for attending meetings, which is an expected part of board service;

●	Additional retainers for special roles, such as board and committee chairs, to recognize incremental time and effort involved;

●	Equity delivered in the form of full-value shares, with short (one-year) vesting to avoid director entrenchment;

●	Director stock ownership requirements of five times the annual cash retainer ($550,000); and

●	Expense reimbursement for actual travel and other out-of-pocket expenses incurred in relation to board service.

The Compensation Committee works with its independent compensation consultant, FW Cook, to ensure the program remains competitive. This review includes a competitive analysis of our non-employee director compensation program against the practices of the companies in the peer group used for executive compensation comparisons.

28	WEYERHAEUSER COMPANY

ITEM 1. ELECTION OF DIRECTORS

The following table shows the annual compensation of our non-employee directors for 2021.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)

Mark A. Emmert	110,000	149,975	259,975

Rick R. Holley	205,000	224,962	429,962

Sara Grootwassink Lewis	130,000	149,975	279,975

Deidra C. Merriwether	110,000	149,975	259,975

Al Monaco	110,000	149,975	259,975

Nicole W. Piasecki	125,000	149,975	274,975

Lawrence A. Selzer	110,000	149,975	259,975

Kim Williams	110,000	149,975	259,975

(1)

The amount for Ms. Lewis includes cash compensation of $20,000 for her service as chair of the Audit Committee during 2021. The amount for Ms. Piasecki includes cash compensation of $15,000 for her service as chair of the Governance and Corporate Responsibility Committee during 2021. The amount for Mr. Holley includes cash compensation of $75,000 and a stock award of $75,000 for his service as chairman of the board and cash compensation of $20,000 for his service as chair of the Compensation Committee during 2021.

(2)

Amounts reflect the grant date fair value of director compensation paid in the form of restricted stock units (“RSUs”) or deferred stock equivalent units. The grant date fair value for all directors was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The fair value for all directors was calculated based on the grant date of May 14, 2021, the date of the 2021 annual shareholders meeting. The following directors chose to defer their RSUs into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Holley — 5,850 units and Ms. Merriwether — 3,900 units. Amounts deferred into common stock equivalent units under the Fee Deferral Plan for Directors will be paid following the director’s termination of service in the form of shares of the company’s common stock.

The number of RSUs paid to directors was determined by dividing the dollar amount of the retainer equity award by the market price of Weyerhaeuser Company common stock on the date of grant. For 2021 awards, 5,850 RSUs were granted to Mr. Holley and 3,900 RSUs for each of the other directors. The RSUs vest over one year and will be settled in shares of the company’s common stock at the one-year anniversary of the date of grant. Directors who leave the board during the one-year period receive a pro-rata number of shares on the settlement date. RSUs granted to directors are credited with dividends during the one-year vesting period.

Deferral Options for Cash and Equity Retainer

Directors may elect to defer all or a portion of the annual cash and equity retainer payments under the Fee Deferral Plan for Directors. A director may elect to defer the cash retainer into an interest-bearing account (with interest in accordance with the plan at 120% of the applicable federal long-term rate (“AFR”) as published by the IRS in January of each plan year) or to defer the cash or equity portion of the retainer into stock equivalent units. In the case of cash fees, the number of credited stock equivalent units is determined by dividing the amount of cash deferred by the market price of the company’s common stock on the date such fees would have been paid. In the case of equity fees, the RSUs are deferred into an equal number of stock equivalent units. In each case, stock equivalent units are credited with dividends during the deferral period.

Amounts deferred into cash are paid in cash, and amounts deferred into stock equivalent units are paid in company stock, in each case at the end of the deferral period, but in no event earlier than the director’s separation from service to the board, in accordance with the requirements and limitations of Section 409A of the Internal Revenue Code (“IRC”). Canadian directors who defer fees into stock equivalent units may elect to receive cash payments instead of company stock.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the company’s annual meetings, if possible. All directors serving at the time of the 2021 virtual annual meeting attended the meeting.

2022 ANNUAL MEETING & PROXY STATEMENT	29

ITEM 2. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are asking our shareholders to indicate their support for the compensation of our named executive officers (“NEOs”) as described in this proxy statement. This annual proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs.

Our executive officers, including our NEOs, are critical to our success. That is why we design our executive compensation program to attract, retain and motivate superior executive talent. At the same time, we design our executive compensation program to focus on shareholders’ interests and sustainable long-term performance. We do this by making a significant portion of our NEOs’ compensation contingent on reaching specific short- and long-term performance measures.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2022 annual meeting:

“RESOLVED, that Weyerhaeuser Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

This “say-on-pay” vote is advisory and therefore will not be binding on the company, the Compensation Committee or our board of directors. However, our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our shareholders voted in 2017 to continue having “say-on-pay” votes on an annual basis. Consistent with shareholder preference, we will continue holding our “say-on-pay” votes annually. We also expect the next vote on the frequency of the “say-on-pay” vote will occur at our 2023 annual shareholders meeting.

The board of directors recommends that shareholders vote “FOR” this advisory proposal to approve the compensation of our named executive officers.

30	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and practices and the material elements comprising our compensation program. It also explains the process that the Compensation Committee uses to determine compensation and benefits for our named executive officers or “NEOs”. For 2021, our NEOs are:

Name	Title

Devin W. Stockfish	President and Chief Executive Officer

Nancy S. Loewe	Senior Vice President and Chief Financial Officer (1)

Russell S. Hagen	Senior Vice President and Chief Development Officer; Former Chief Financial Officer (2)

Kristy T. Harlan	Senior Vice President, General Counsel and Corporate Secretary

Keith J. O’Rear	Senior Vice President, Wood Products

(1)	Ms. Loewe became Senior Vice President and Chief Financial Officer on March 8, 2021.
(2)	Mr. Hagen was Senior Vice President and Chief Financial Officer until March 8, 2021.

Executive Summary

Executive Compensation Philosophy and Practices

Our executive compensation program is designed to provide a market-competitive pay opportunity that ensures we attract and retain top talent, with pay directly linked to the achievement of short- and long-term business results. The Compensation Committee reviews our executive compensation program components, targets and payouts on an annual basis and considers feedback we receive from our shareholders to ensure that compensation is appropriately linked to performance against company strategy and aligned with the interests of our shareholders.

We achieve our objectives through an executive compensation program that:

●	Offers competitive pay opportunity that allows us to attract and retain top talent;

●	Emphasizes pay-for-performance that drives superior financial results and value creation;

●	Provides strong alignment with the interests of our shareholders; and

●	Mitigates unnecessary and excessive risk-taking.

Program Structure and Practices

The structure and components of our executive compensation program provide a balanced focus on both long-term strategic and financial objectives and shorter-term business objectives.

CEO Compensation Mix*	NEO Compensation Mix*

*Percentages	are approximations and reflect mathematical rounding.

2022 ANNUAL MEETING & PROXY STATEMENT	31

EXECUTIVE COMPENSATION

Our leading compensation practices include:

●   No employment agreements;

●   No tax gross-ups for “golden parachute” excise taxes;

●   A clawback policy for incentive compensation recovery;

●  Annual review of compensation risks and peer compensation data;

●  Significant weighting of pay tied to performance-based compensation;

●  No executive perquisites other than limited relocation-related benefits and, when necessary, security services;

●  Significant portion of compensation in the form of equity awards with multi-year vesting;

●   A policy prohibiting hedging and pledging of company stock by directors and officers;

●  Rigorous and measurable goal setting aligned with business strategy, including ESG-related goals;

●   Robust stock ownership requirements for the CEO (6x salary) and senior vice presidents (2x salary);

●   An independent compensation consultant, FW Cook, to advise the Compensation Committee;

●  “Double trigger” accelerated vesting of our long-term incentive equity awards upon a change of control; and

●  Balanced focus on both long-term strategic and financial objectives and shorter-term business objectives.

2021 Compensation Highlights

For 2021, each of our business segments delivered significantly stronger financial and operating results despite continuing challenges presented by the ongoing global pandemic. Our business and operating results drove key performance metrics in the variable elements of our compensation program reflecting our emphasis on pay-for-performance. Following is a summary of how we performed against our short-term incentive goals under our Annual Incentive Plan (“AIP”) and how we performed against our long-term incentive goals under our Performance Share Unit plan. Bonus amounts for each NEO under our AIP are subject to further adjustment based on individual performance. Bonus amounts for our CEO, CFO and General Counsel and Corporate Secretary are based on the weighted performance of all three of our business segments. For more information about these plans, see the discussion under Short-Term Incentive Plan on page 39 and Long-Term Incentive Compensation — Performance Share Unit Awards on page 44.

32	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

2021 Annual Incentive Plan Payout

Payout of 2019 Performance Share Unit Equity Award

2021 Say-On-Pay Results

Shareholders communicated overall strong support of our compensation philosophy and programs with “say-on-pay” voting results in excess of 94% approval in 2021. Our Compensation Committee and board of directors value the opinions of our shareholders and consider those opinions as key inputs when making compensation decisions. Historically, we have received very strong shareholder support for our compensation program. In addition to our regular shareholder engagement throughout the year, to the extent we were to receive a significant vote against the compensation of our named executive officers we would engage in vigorous shareholder outreach and consider our shareholders’ feedback and concerns. The Compensation Committee would then evaluate whether responsive actions were necessary and implement any needed changes.

Frequency of Our Say-On-Pay Vote

Our shareholders expressed a preference to hold our “say-on-pay” vote on an annual basis at the 2017 annual shareholders meeting. We expect the next time that our shareholders will vote to express a preference about the frequency of the “say-on-pay” vote will be at our 2023 annual shareholders meeting.

2022 ANNUAL MEETING & PROXY STATEMENT	33

EXECUTIVE COMPENSATION

Compensation Philosophy and Principles

Competitive Pay to Attract and Retain Talent

Our executive officers, including our NEOs, are critical to our success. That is why we design our executive compensation program to attract, retain and motivate top executive talent.

Comparative Market Data

We annually review market compensation data to determine whether total target compensation for our executive officers remains in the targeted median pay range and make adjustments when appropriate. Our market assessment includes evaluation of base salary, annual and long-term incentive opportunities and other rewards such as health benefits and retirement programs. Our philosophy is to set total target compensation and benefit levels within the median range of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices to help the company attract and retain talented executives.

We use comparative executive compensation data publicly available from a designated peer group of companies to help evaluate the competitiveness of our executive compensation program. We also review the competitive performance of our peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance. In addition, we review various pay surveys, including surveys of pay practices of forest products companies and comparably sized manufacturing companies, as well as general industry data for similarly sized companies. The peer group and survey data are generally reviewed separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

In analyzing this information, we compare the pay of individual executives if we believe the positions are sufficiently similar to make meaningful comparisons. We also consider each executive’s level of responsibility, prior experience, job performance, contribution to the company’s success and results achieved. The Compensation Committee exercises its judgment and does not apply formulas or assign specific mathematical weights to individual factors.

For the market assessment conducted to help the Compensation Committee set 2021 executive target pay opportunities, total target compensation for our NEOs relative to similarly situated executive officers in the competitive market was generally within the median range.

Peer Group for 2021 Compensation Opportunities

When establishing 2021 median target pay opportunities for our NEOs, the Compensation Committee reviewed competitive market data in February 2021 for the following group of comparator companies, comprised of companies representing both Real Estate Investment Trust (“REIT”) and basic materials industries:

Company	Revenue (1) ($MM)	Market Cap (2) ($MM)

Air Products & Chemicals, Inc. (APD)	$ 8,856	$60,395

AvalonBay Communities, Inc. (AVB)	$ 2,348	$22,352

Ball Corporation (BLL)	$11,398	$30,480

Boston Properties, Inc. (BXP)	$ 2,795	$14,714

Crown Castle International Corp. (CCI)	$ 5,773	$68,658

Eastman Chemical Company (EMN)	$ 8,492	$13,588

Equinix, Inc. (EQIX)	$ 5,785	$63,635

Equity Residential (EQR)	$ 2,643	$22,067

International Paper Company (IP)	$20,839	$19,545

Iron Mountain Incorporated (IRM)	$ 4,167	$ 8,495

Nutrien Ltd (NTR)	$19,424	$27,354

Packaging Corporation of America (PKG)	$ 6,664	$12,986

PPG Industries, Inc. (PPG)	$13,749	$34,065

Public Storage (PSA)	$ 2,950	$40,372

Simon Property Group (SPG)	$ 4,958	$27,983

The Mosaic Company (MOS)	$ 8,301	$ 8,723

Vornado Realty Trust (VNO)	$ 1,695	$ 7,142

WestRock Company (WRK)	$17,579	$11,452

75th Percentile	$10,763	$33,169

50th Percentile	$ 6,225	$22,209

25th Percentile	$ 3,255	$13,136

Weyerhaeuser Company (WY)	$ 7,532	$25,028

(1)	Four quarters of revenue closest to 2020 calendar year end.

(2)	As of 12/31/2020

Each year the Compensation Committee works with FW Cook, its independent compensation consultant, to review the composition of the peer group and make any necessary changes to maintain compensation within the group median range. We aim to select a peer group comprised of a roughly 50/50 mix of companies representing the REITs and basic materials industries. To better align the company’s size with the peer group median, Prologis (PLD) was dropped from, and Iron Mountain (IRM) was added to, the peer group.

34	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

Pay-For-Performance

Our compensation program is designed to reflect a strong focus on the pay-for-performance approach that drives superior financial results and value creation and strongly aligns our executives’ interests with those of our shareholders.

We tie pay to performance by:

●  Structuring a significant portion (60% for CEO, 55% for other NEOs) of our executives’ pay as performance-based compensation;

●  Evaluating performance against rigorous, pre-set performance goals;

●  Using performance to differentiate the amount of incentive compensation and allocate more compensation to higher-performing businesses and employees; and

●  Exercising negative discretion to reduce incentive compensation otherwise payable upon achievement of pre-set goals to adjust for negative business occurrences.

Setting Challenging Goals and Evaluating Our Performance

We design our compensation program to reward achievement of specific financial, strategic and individual performance goals. The Compensation Committee certifies achievement of our financial and controllable business metric goals, and we use an annual performance management process to assess individual performance. Both business and individual goals are established at the beginning of the year and are clear, measurable and performance based. Performance goals tend to include a broad spectrum of metrics that are aligned with our vision, including goals relating to financial and operating results, human capital management, environment and sustainability, customer value delivery and safety. At the end of the year, each NEO’s performance is assessed against these goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below”. Individual performance rankings are one important factor in decisions regarding compensation. The Compensation Committee and the board review the CEO’s performance against his goals annually.

The Compensation Committee believes that increasingly challenging performance goals are the best measure of our performance. In some market conditions, the rigor of our performance goals can be accurately assessed with year-over-year absolute increases to our financial or operational excellence targets. However, in a commodity market facing significant downward pricing pressure, equal or lower performance targets could be as, or more, rigorous and challenging. Flat or lower performance targets might also reflect the financial impact of recently sold assets or businesses. For example, we consider harvest levels, which fluctuate from year to year, in setting targets for our AIP. One of the main reasons for these fluctuations is our commitment to sustainable forestry practices, which is a fundamental element of our vision and strategy. We do not make up for changes in portfolio mix by harvesting more logs. We believe that this commitment to sustainable harvest management, which requires that we limit our harvest levels to maximum sustainable yield, is aligned with our company’s and our shareholders’ best long-term interests. For these reasons the committee believes it is important to set and evaluate performance goals in an appropriate business and operating context.

Granted vs. Realized Pay

A significant portion of the annual compensation data shown in the Summary Compensation Table on page 48 shows the value of compensation opportunities on the date of grant. These amounts may and often do differ significantly from realized pay or what our executives ultimately earn. The Compensation Committee believes that evaluating actual realized compensation is critical to accurately assessing the alignment of NEO pay with company performance.

A significant portion of NEO pay is “at risk”, with 60% of our CEO’s pay (and 55% of our other NEOs’ pay) directly tied to key measures of the company’s performance, and 72% of our CEO’s pay (and 60% of our other NEOs’ pay) granted in the form of equity. Therefore, in periods where we have superior performance in our operating results and strong TSR, our executive officers realize higher levels of compensation, and in periods in which performance is not as strong, they realize lower levels of compensation.

2022 ANNUAL MEETING & PROXY STATEMENT	35

EXECUTIVE COMPENSATION

To illustrate the differences between granted and realized executive pay the graph below depicts the following amounts of CEO compensation: Total Compensation as set forth in the Summary Compensation Table less amounts reported as Change in Pension Value and Nonqualified Deferred Compensation Earnings; and compensation actually realized (i.e., “Take Home Pay”) by our CEO for the years indicated. For the years 2017 and 2018, the granted and realized compensation of our former CEO Doyle Simons is presented. For the years 2019 through 2021, the granted and realized compensation for Devin Stockfish, our current CEO, is presented.

*

Granted compensation for the years presented includes: (i) base salary established for the calendar year; (ii) earned AIP awards based on actual business funding multiples but not including individual modifiers; (iii) the grant date fair value of RSU awards; and (iv) the grant date fair value of PSU awards.

Realized compensation for the years presented includes (i) base salary received during the calendar year; (ii) earned AIP awards, including individual adjustment modifiers; (iii) the value of vested and unvested RSU awards; (iv) for the years 2017, 2018 and 2019, the value of vested PSU awards and for the years 2020 and 2021, the value of unvested PSU awards; and (v) amounts set forth under the “All Other Compensation” column of the Summary Compensation Table. Values for vested RSU awards were calculated by multiplying RSUs by the company stock price on the vesting date. Values for unvested RSU awards were calculated by multiplying RSUs by the company stock price on December 31, 2021. Values for vested PSU awards were calculated by multiplying the actual number of earned award shares based on actual TSR for the performance period by the company stock price on the vesting date. Values for unvested PSU awards were calculated by multiplying the number of award shares that would be earned based on TSR through December 31, 2021 by the company stock price on December 31, 2021.

For both Granted and Realized compensation for all years presented, amounts set forth in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column are not included.

Strong Alignment with Shareholders

Our compensation program is also designed to reflect a strong alignment with the interests of our shareholders, which we believe is a key component of a successful executive compensation program. We achieve this alignment by structuring our program and policies so that:

● A significant portion (72% for CEO; 60% for other NEOs) of our executives’ pay is in the form of equity compensation;

●   Our PSU awards, which account for 60% of the equity awards for our executives, are tied to a 3-year relative TSR measure; and

●   Our stock ownership requirements ensure that our executives hold a significant amount of our stock (6x salary for our CEO and 2x salary for our senior vice presidents).

36	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

Our mix of short-term (primarily base salary and annual cash incentive plan) and long-term (PSUs and RSUs) incentives, with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic and financial objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall company and business segment performance have a greater portion of their overall compensation provided through long-term incentives.

Mitigation of Unnecessary and Excessive Risk Taking

In designing our executive compensation program, we aim to meet our objectives while implementing and maintaining leading practices that discourage unnecessary and excessive risk taking. This includes:

●	Balance between fixed and variable compensation;

●	Balance between cash and equity compensation;

●	Clawback policy for incentive compensation recovery to ensure accountability;

●	Policy prohibiting hedging and pledging of company stock by directors and officers;

●	Balance between short- and long-term incentives;

●	Diversification of performance metrics;

●	Cap on bonus payments;

●	Executive stock ownership guidelines; and

●	Independent committee oversight and committee discretion to adjust quality of results.

Compensation Program Design

Our Industry

We operate in a cyclical industry, and our profitability with respect to many of our products can fluctuate based upon factors beyond our control. Among the most important of these are macroeconomic factors that affect demand, and thus market prices, for our commodity products. Consistent with our focus on long-term shareholder value, we manage our timber assets on a sustainable basis. With that in mind, we do not make short-term management decisions that could negatively affect the long-term value of our timberlands in response to temporarily challenged commodity pricing environments. Likewise, we manage our manufacturing assets so they can operate reliably and profitably even during market downturns, which in turn helps us maintain a dedicated and skilled workforce and ensure a predictable supply of products to our customers.

Our compensation program is designed to reflect the business context in which we operate. It is vitally important that we retain top talent and incentivize our senior leaders to make the right long-term value decisions for our shareholders throughout the business cycle. We accomplish this by combining short- and long-term incentives that are tied to a range of key performance indicators. These include absolute financial performance goals as well as strategic business metrics that relate to operational excellence, sustainability practices and human capital management. Each year goals are designed and set to be more challenging than prior-year goals, but at the same time we must take into account the market conditions and commodity pricing environments in which our businesses will operate.

Role of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee oversees and administers our executive compensation program. This includes establishing performance goals for our incentive compensation plans, annually examining and approving a peer group of companies used to benchmark compensation and setting the compensation of our NEOs.

Independent Compensation Consultant

FW Cook has been engaged by the Compensation Committee to act as its compensation consultant and to advise the committee in the discharge of its responsibilities relating to our executive and board of directors compensation programs.

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The committee has sole authority from the board of directors for the appointment, compensation and oversight of FW Cook, which reports directly to the committee. FW Cook provides no services to the company other than these compensation consulting services and has no other direct or indirect business relationships with the company or any of its affiliates. The Compensation Committee has reviewed the independence of FW Cook and has concluded that FW Cook’s engagement and work do not raise a conflict of interest.

Management

Our CEO and Chief Administration Officer each play an important role in the Compensation Committee’s process for determining executive compensation opportunities. For 2021, human resources executives presented to the committee specific compensation recommendations for all executive officers other than the CEO. These recommendations were developed in consultation with the Chief Administration Officer and the CEO and were accompanied by supporting market data generated by FW Cook. The CEO also provided the committee with his general views on compensation matters and on the performance of the executive officers who report to him. Exercising its independent judgment, the committee made final decisions for 2021 executive compensation opportunities. Decisions related to the CEO’s 2021 compensation opportunities were made independently by the committee in direct consultation with FW Cook and then were recommended to the board of directors for its approval. The CEO, who was also a director during 2021, did not participate in and was not present for the board’s discussions to review and approve the committee’s recommendation regarding his compensation.

Compensation Components

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and that supports the execution of our business strategies throughout the business cycle we use a range of compensation components. The combination and the amount of each component are influenced by our compensation goals, market data, the role of the executive in the company and the total value of all the compensation and benefits available to the executive. The following is a summary of our 2021 executive officer compensation program:

Element	Objectives and Basis

Base salary	Provide fixed compensation within the median market range

Annual cash incentives	Provide annual cash incentive opportunity within the median market range to drive short-term company and business unit performance

Long-term incentives — Performance Share Units	Provide long-term incentive opportunity within the median market range to drive company performance and align executive and shareholder interests over a three-year performance period

Long-term incentives — Restricted Stock Units	Provide long-term incentive opportunity within the median market range to align executive and shareholder interests and retain top executive talent through long-term equity vesting

Retirement benefits	Provide retirement benefits within the median market range

Deferred compensation benefits	Allow executives to defer the receipt of compensation and related income inclusion for income tax purposes

Medical and other benefits	Provide benefits package within the median market range comprised of benefits offered to all employees

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for executives our Compensation Committee generally targets base salary to be within the median market range based on data from both the peer group companies previously described and general industry executive surveys for the applicable executive role. We also consider other factors to allow us to meet our objective of attracting and retaining top talent, such as the

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company’s performance, relative pay among executives, the executive’s individual performance and his or her experience. The Compensation Committee reviews executive salaries on an annual basis.

Following are the base salaries for our NEOs as set by the Compensation Committee in February 2021 (and for Ms. Loewe upon her hire in March 2021). For executives other than Ms. Loewe, changes from 2020 base salaries were made by the committee to maintain competitiveness within the median market range and to reward each executive’s continued strong performance. Ms. Loewe’s base salary was established by the committee to be competitive within the median market range upon her appointment to the CFO role.

Named Executive Officer	Base Salary Set for 2021

Devin W. Stockfish	$1,150,000

Nancy S. Loewe	$625,000

Russell S. Hagen	$655,000

Kristy T. Harlan	$555,000

Keith J. O’Rear	$655,000

Short-Term Incentive Plan

Our AIP is an annual cash incentive plan designed to motivate our executive officers to drive strong financial and business unit performance and to provide a clear link between pay and performance.

Plan Mechanics

At the beginning of the year, each AIP participant, including each of our NEOs, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Target bonus opportunities in 2021 were 150% of base salary for our CEO, 90% of base salary for Ms. Harlan and 95% of base salary for the other NEOs. The maximum potential bonus that may be earned by any executive officer is 200% of target value.

Funding is calculated using financial performance metrics and controllable business metrics for each of the company’s three business segments, with the financial performance metrics weighted 60% and the controllable business metrics weighted 40%. Controllable business metrics performance goals for 2021 are discussed in more detail on page 40.

Metrics in each category are discrete, measurable and rigorous and provide employees with a clear view of how business and individual performance affects compensation. Funding based on the financial performance and controllable business metrics ranges from 0% to 200% of target. The Compensation Committee maintains and has in the past exercised negative discretion to lower AIP awards notwithstanding actual performance goal achievement in appropriate circumstances.

Financial Performance Metrics (60%)

Financial performance metrics are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by management. The committee determines the level of financial performance necessary for funding the threshold, target and maximum levels, which represent funding at 20%, 100% and 200% of target levels, respectively. If the applicable performance goal is below the threshold, the funding level for this portion of the AIP is 0%. Targets for the AIP’s financial performance metrics are established based on a variety of factors:

●

The near-term outlook, prior year performance and competitive position influence the performance goal set for target funding for the Timberlands and the Real Estate, Energy & Natural Resources businesses;

●	The cost of capital and competitive position influence the performance goal set for target funding for the Wood Products business; and

●	Internal benchmarks of outstanding performance influence the performance goal set for maximum funding.

For 2021 financial performance metrics, the Compensation Committee set Adjusted EBITDA targets for each of the Timberlands and Real Estate, Energy & Natural Resources businesses and a Return on Net Assets target (RONA) for the Wood Products business at the target levels set forth below. The Timberlands and Real Estate, Energy & Natural

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Resources businesses no longer have a combined Adjusted EBITDA target and are evaluated separately to reflect the restructuring of the Real Estate, Energy & Natural Resources business and future expectations from that segment. The Adjusted EBITDA target for the Timberlands business was lowered in 2021 from 2020 primarily because of slightly lower planned harvest volumes due primarily to the impact of 2020 forest fires on our Western Timberlands operating region, and the RONA target for the Wood Products business was increased in 2021 from 2020 in light of forecasted performance. The Adjusted EBITDA target for the Real Estate, Energy and Natural Resources business remained flat from 2020 to 2021 to reflect the company’s market forecast and fewer planned “higher and better use” acres in the real estate sales budget.

	Metric	Threshold (20% of Target Funding)	Target (100% of Target Funding)	Maximum (200% of Target Funding)

Timberlands	Adjusted EBITDA	$406 million	$580 million	$725 million

Real Estate, Energy & Natural Resources	Adjusted EBITDA	$230 million	$255 million	$280 million
Wood Products	RONA	12%	24%	36%

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, depletion, amortization, basis of real estate sold, and special items. We use this as the principal performance measure for the Timberlands and Real Estate, Energy & Natural Resources segments because it is a well understood measure of how well these businesses are generating cash and is a financial performance metric that is important to our shareholders. Adjusted EBITDA also aligns our cash incentive compensation program with how the company evaluates and reports its performance to shareholders and reflects the way senior management manages the company.

RONA. We define Return on Net Assets, or “RONA”, as earnings before interest and taxes, or “EBIT”, divided by average net assets, which is total assets for Wood Products less cash and cash equivalents and current liabilities. We use RONA as the principal performance measure for our Wood Products business because of its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. This measure also reinforces the importance of making disciplined capital investments that will improve the company’s overall returns.

Controllable Business Metrics (40%)

The remainder of the AIP funding determination is based on the performance of each business against certain controllable business metrics approved in advance by the Compensation Committee. The controllable business metrics include rigorous and pre-set quantitative and qualitative operational excellence and human capital management goals that are both detailed and measurable. Operational excellence goals include performance against achievement of the company’s objectives in areas such as financial and competitive performance, cost competitiveness, performance against strategic goals and priorities and sustainable forestry certification. Each year the committee sets a threshold, target and maximum level for the controllable business metrics portion of the total AIP award.

Performance against our operational excellence goals has resulted in approximately $800 million in cost and operational improvements at the company since 2014 and improved the company’s relative performance against our competitors. Human capital management goals are designed to ensure that each business has a deep base of high-performing talent and ready-now succession candidates for critical roles and include measured progress against individual development plans and critical role placement in the organization.

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Following is a description of the operational excellence and human capital management goals that comprised the controllable business metrics portion of our 2021 AIP. Results are presented for each business segment.

TIMBERLANDS (85% Weighting)

Operational (Target Performance)

•   Margin Improvement ($25 – $35 million)

•   Cost Avoidance (2 – 4 Significant Opportunities)

•   Efficiency (1 – 2 Scale Process Improvements)

•   Cross-Business OpX ($3 – $5 million)

•   Future Value (25% – 49% gap closure against best-in-class silviculture/forestry benchmarks)

Results Exceeds ($38 million) Exceeds (5 Opportunities) Exceeds (3 Improvements) Exceeds ($25 million) Achieves (38%)
Sustainability • Maintain 100% Certification to Sustainable Forestry Practices	Results Exceeds (Maintained Certification with Zero Non-Conformances)

REAL ESTATE & ENR (85% Weighting)

Operational (Target Performance)

•   RE Margin > Timber NPV (30% – 55%)

•   Carbon Market Development (Complete Carbon Opportunity Assessment for Two Regions)

•   Advance A&D Business Development (A&D Pipeline Review Update and Implement New A&D Optimization Tools)

•   Asset Value Optimization 2.0 (Complete for West and South Regions)

Results

Exceeds (145%)

Exceeds (3 million acres assessed, 1 project listed)

Exceeds (2 material A&D transactions completed)

Exceeds (AVO 2.0 completed for South and West and multiple layers completed for Natural Carbon Storage attributes)

WOOD PRODUCTS (85% Weighting)

Operational (Target Performance)

•   Margin Improvement ($25 – $40 million)

•   Future Value (3.2 – 3.6 Average Reliability Scores)

•   Cost Avoidance (2 – 4 Significant Opportunities)

•   Efficiency (1 – 2 Scale Process Improvements)

•   Cross-Business OpX ($3 – $5 million)

Results High Achieves ($35.1 million) Achieves (3.47) Exceeds (5 Opportunities) Exceeds (3 Improvements) Exceeds ($26 million)

ALL BUSINESS SEGMENTS (15% Weighting)
Human Capital Management Goals relating to succession planning, critical role placement and leadership development.	Results Exceeds

Bonus Allocation Process

After the end of each plan year, the Compensation Committee approves the funding for the AIP based on the performance of each business against its pre-determined financial performance metrics and controllable business metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g., 50% funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s individual performance rating against his or her pre-established performance goals, based on a qualitative and quantitative assessment of performance and other individual performance criteria. In general, an executive officer who receives an “achieves” performance review will earn an annual incentive award at or near his or her funding-adjusted target level. Similarly, an executive officer who falls below “achieves” level of performance will typically receive less than the funding-adjusted target incentive opportunity, and an executive who receives an “exceeds” performance review may earn an annual incentive award greater than his

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or her funding-adjusted target level. Notwithstanding achievement of performance goals and individual performance ratings, the committee always retains discretion to adjust awards downward in extraordinary circumstances, as it has done in the past.

Individual AIP awards are calculated as follows:

The CEO and corporate function employees, including the Chief Financial Officer and General Counsel and Corporate Secretary, receive annual bonuses based on a weighting of earned funding of the AIP for the business segments — 40% for Timberlands, 20% for Real Estate, Energy & Natural Resources, and 40% for Wood Products — modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to make the CEO, CFO, General Counsel and Corporate Secretary, and other corporate function employees accountable for the results of all of our businesses and to focus corporate function employees on the goals, priorities and success of the businesses in which they play a critical role.

AIP Funding for 2021

For 2021, AIP funding multiples were as follows:

	FINANCIAL PERFORMANCE METRICS		CONTROLLABLE BUSINESS METRICS

Business (Financial Measure)	2021 Financial Results	Funding Multiple (A)	2021 Business Metrics Results	Funding Multiple (B)	2021 Total Business Funding Multiple (A+B)

Timberlands	$693 million (1)	1.07	High Achieves	0.76	1.83

Real Estate, Energy & Natural Resources	$296 million (1)	1.20	Exceeds	0.78	1.98

Wood Products	129% (2)	1.20	High Achieves	0.65	1.85

Corporate Funding (3)	N/A	1.15	N/A	0.72	1.87

(1)	Reflects segment Adjusted EBITDA.

(2)	Reflects segment RONA.

(3)	Corporate Funding is based on combined segment performance weighted 40% Timberlands, 20% Real Estate, Energy & Natural Resources, and 40% Wood Products.

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AIP bonus targets and actual payout amounts for our NEOs in 2021 were:

Named Executive Officer	Target Bonus (% of Base Salary)	Target Bonus Amount ($)	Business Funding Multiple	2021 Bonus Earned ($)	2021 Bonus Earned (% of Target)

Devin W. Stockfish Corporate	150%	$1,725,000	1.87	$3,386,000	196%

Nancy S. Loewe (1) Corporate	95%	$486,388	1.87	$910,000	187%

Russell S. Hagen Real Estate, Energy & Natural Resources	95%	$622,250	1.98	$1,230,000	198%

Kristy T. Harlan Corporate	90%	$499,500	1.87	$940,000	188%

Keith J. O’Rear Wood Products	95%	$622,250	1.85	$1,240,000	199%

(1)	The target bonus amount for Ms. Loewe was prorated for a partial year of service, based on her hire date.

The AIP bonus for each of Messrs. Stockfish, Hagen, and O’Rear, and for Mses. Harlan and Loewe was above target because the business funding multiple applicable to their respective AIP opportunities exceeded target. The 2021 business funding multiple for Mr. Hagen was 1.98 based on the performance of the Real Estate, Energy & Natural Resources segment. The 2021 business funding multiple for Mr. O’Rear was 1.85 based on the performance of the Wood Products segment. The Compensation Committee further enhanced the funding multiple for Mr. O’Rear in recognition of delivering record results for the business while managing through the pandemic and supply chain disruptions. The 2021 funding multiple for each of Mr. Stockfish, Ms. Loewe and Ms. Harlan was 1.87 based on the weighted combined performance of the Timberlands, Real Estate, Energy & Natural Resources and Wood Products segments. The committee further enhanced the funding multiple for Mr. Stockfish based on exceptional leadership of the company, driving the organization forward through another year challenged by a pandemic and ensuring its success in executing strategic goals in 2021.

Long-Term Incentive Compensation

Each year the Compensation Committee sets target long-term incentive award opportunities for each of the company’s executives, including our NEOs. Target award opportunities are aligned with the median range of peer companies, reflecting the company’s desire to have a greater proportion of pay tied to performance and long-term shareholder value. Grants of long-term incentives are not guaranteed. Participants do not receive an equity grant if performance against their performance goals does not meet minimum standards. The Compensation Committee also considers competitive market conditions, expected future contributions to the company and retention concerns in determining the final grants to executive officers.

Our current long-term incentive program is comprised of two types of awards:

●

PSU awards measure performance over a three-year period based on our total shareholder return relative to that of an industry peer group of companies that compete with one or more of our business units.

●

RSU awards, which vest over a four-year period and accrue additional dividend equivalent units as we pay dividends to our shareholders, strongly align the interests of our senior executives and our shareholders.

We make our annual long-term incentive grants to employees in February of each year at the regular meeting of the Compensation Committee, which typically is within two weeks after the company publicly releases earnings. For executive officers who are hired or promoted during the year, the Compensation Committee considers compensation levels in connection with the board’s appointment of the executive and may approve equity grants for the executive that are effective upon the later of (i) the officer’s start date or the effective date of the promotion or (ii) the date the grant is approved by the Compensation Committee.

The Compensation Committee’s February meeting date was the effective grant date for the 2021 annual equity grants to the NEOs other than Mr. Stockfish and Ms. Loewe. Equity grants to Mr. Stockfish were made on the day following the Compensation Committee meeting at the meeting of the full board. Equity grants to Ms. Loewe were made on March 8, 2021, when she began her role as Senior Vice President and Chief Financial Officer.

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Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each NEO relative to the median of competitive market long-term incentive levels. For 2021, the target long-term incentive values for the NEOs were:

Named Executive Officer	2021 Target Long-Term Incentive Value (1)

Devin W. Stockfish	$8,000,000

Nancy S. Loewe	$1,850,000

Russell S. Hagen	$1,975,000

Kristy T. Harlan	$1,775,000

Keith J. O’Rear	$1,925,000

(1)

These amounts reflect the approved target value of long-term incentive compensation granted to each NEO in 2021. The actual grant-date fair values of these grants, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, are shown in the Summary Compensation Table on page 48 and the Grants of Plan-Based Awards for 2021 table on page 50.

For 2021, 60% of the target value of the long-term incentive awards were granted in the form of PSUs and 40% of the value of the long-term incentive awards were granted in the form of RSUs.

PERFORMANCE SHARE UNITS 60%		RESTRICTED STOCK UNITS 40%

● Tied to achievement of long-term performance ● Alignment with shareholders ● Facilitates share ownership ● Strong retention vehicle	Shares earned will range from 0% to 150% of the target number of PSUs based on the company’s 3-year TSR performance relative to a designated industry peer group.	● Alignment with shareholders ● Facilitates share ownership ● Strong retention vehicle

Performance Share Unit Awards

PSUs are designed to align pay and long-term performance, a key objective of our compensation program. We grant PSUs to executive officers to incentivize production of superior long-term shareholder returns through achievement of long-term operational and strategic business goals. A target number of PSUs were granted to the NEOs in 2021, as shown in the following table:

Named Executive Officer	Performance Share Units

Devin W. Stockfish	120,964

Nancy S. Loewe	28,259

Russell S. Hagen	30,239

Kristy T. Harlan	27,177

Keith J. O’Rear	29,474

The actual number of PSUs earned may range from 0% to 150% of the target number of PSUs granted based on the company’s three-year TSR relative to a designated industry peer group. Awards vest at a maximum of 100% of target value in the event of negative absolute company TSR performance regardless of relative performance against the comparator group.

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For the 2021-2023 PSUs, relative TSR will be evaluated versus an industry peer group comprised of 30 companies that compete with one or more of our business units, including timberland REITs, forest products companies and wood products distribution companies. The committee chose these companies because they accurately represent our peers and competition across all of our business groups and thus align well with how our performance should be measured on a relative basis.

Payout percentages at various levels of relative TSR performance for the 2021 PSUs are illustrated in the table below:

TSR Percentile Rank Against Peer Group (100% Weighting)	Payout % of Target Awards (1)

< 25th percentile	0%

25th percentile	50%

50th percentile	100%

≥ 75th percentile	150%

(1)	Payout percentages for performance above threshold (TSR performance above the 25th percentile) will be linearly interpolated between percentiles.

For example, if the company achieves 75th percentile performance against the industry peer group, then a participant holding a target award of 1,000 PSUs would earn 1,500 PSUs. If the company declares and pays dividends on the company’s common stock during the period when PSUs are outstanding, the PSUs will be credited with the dividend equivalents, which will be reinvested in additional units, adjusted for performance and paid out in shares if and when the underlying PSU is earned and vests.

PSU Performance

The three-year performance period for the 2019 PSU Award concluded on December 31, 2021. Performance goals for these PSUs were based 50% on our TSR relative to the S&P 500 and 50% on our TSR relative to a seven-company industry peer group (Boise Cascade Company, CatchMark Timber Trust, Inc., Louisiana-Pacific Corporation, PotlatchDeltic Corporation, Rayonier Inc., St. Joe Company and West Fraser Timber Co. Ltd.). Performance against each performance goal was measured separately to determine actual percentile performance and the corresponding PSU payout percentage, multiplied by the appropriate weighting factor. After giving effect to the weighting of each performance goal, 105.1% of target PSU units were earned by our NEOs.

Restricted Stock Unit Awards

The company grants RSU awards to align the interests of executive officers with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through RSUs executive officers, like our shareholders, share both the risks and rewards of stock ownership. In addition, RSUs reward total shareholder return, whether delivered through share price appreciation or dividends. The company believes this is appropriate since, as a REIT, we have dividend distribution requirements that lead to a significant portion of our total shareholder return being delivered through dividends. Through multi-year vesting, the RSU grants also serve as a strong retention vehicle. Annual awards of RSUs vest ratably over four years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date. During the vesting period, unvested RSU awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original RSU awards.

In 2021, the following RSU awards were granted to the NEOs:

Named Executive Officer	Restricted Stock Units

Devin W. Stockfish	92,579

Nancy S. Loewe	21,627

Russell S. Hagen	23,143

Kristy T. Harlan	20,799

Keith J. O’Rear	22,557

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Payments in Connection with New Hires

As circumstances dictate, the Compensation Committee will authorize one-time cash payments in connection with the hiring of a new executive officer. Such payments are intended to encourage a prospective executive to join the company, either as enticement or as a means to replace compensation that will be foregone by the executive from his or her prior employer. In 2021, the Compensation Committee approved a one-time cash payment to Ms. Loewe in the amount of $300,000 as compensation for the loss of unvested equity with her then-current employer. The payment is subject to pro-rated forfeiture for a period of two years from her date of hire if she were to voluntarily terminate her employment or if she were involuntarily terminated.

Other Compensation and Benefits

All U.S. salaried employees, including executive officers, are eligible for:

●	A tax-qualified defined benefit pension plan, if hired before January 1, 2014;

●	A non-elective employer contribution, currently 5% of eligible pay, in a tax-qualified defined contribution 401(k) or savings plan, if hired on or after January 1, 2014;

●

A tax-qualified defined contribution 401(k) or savings plan, currently with an employer matching contribution of 50% for the first 6% of eligible pay (as defined by the IRS) contributed by the employee;

●	Health, dental and life insurance coverage;

●	Disability insurance;

●	Paid time off; and

●	Paid holidays.

These rewards are designed to be competitive with overall market practices and are in place to attract and retain top talent. In addition, executive officers may be eligible to:

●	Participate in a non-qualified supplemental retirement plan (if hired before January 1, 2014) or a supplemental defined contribution retirement plan (if hired on or after January 1, 2014);

●	Participate in a deferred compensation plan; and

●	Receive other limited benefits.

Additional details on these benefits are described below.

Supplemental Retirement Plan and Supplemental Defined Contribution Plan

Executive officers in the U.S. are eligible to participate in the Supplemental Retirement Plan if hired before January 1, 2014. The Supplemental Retirement Plan provides benefits that are not available under the Weyerhaeuser Pension Plan due to compensation limits imposed by the IRC. We provided the Supplemental Retirement Plan to our executives because it was a competitive practice within the basic materials industry. Supplemental Retirement Plan benefits are paid from the general funds of the company. Consistent with general market practices, benefits under the Supplemental Retirement Plan are determined by a formula based on compensation paid in the five consecutive years when the executive officer was paid the highest total compensation (generally base salary plus annual incentive up to 1x base salary) during the 10 calendar years before retirement. Details of the Supplemental Retirement Plan benefits and the amounts accrued to each NEO can be found in Pension Benefits on page 52.

Executives hired on or after January 1, 2014, are eligible to participate in the Weyerhaeuser Supplemental Defined Contribution Plan (“Supplemental DC Plan”). The Supplemental DC Plan is intended to be a replacement plan for participants who are not eligible to receive a benefit under the Pension Plan or the Supplemental Retirement Plan. The Supplemental DC Plan provides for non-elective employer contributions equal to 5% of bonus pay plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of pay and without regard to the compensation limits imposed by the IRC.

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Deferred Compensation

Executive officers also are eligible to participate in a deferred compensation plan. The deferred compensation plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date or into a deferred compensation plan account denominated in Weyerhaeuser common stock equivalent units. This plan is provided to be competitive in the market for top executive talent and to provide executives with tax planning flexibility at a nominal cost to the company. Year-end account balances can be found in the Non-Qualified Deferred Compensation table on page 54.

Other Limited Benefits

There are no significant additional benefits other than limited relocation benefits. We do not provide executive perquisites such as vehicles for personal use or personal travel for executives on company aircraft.

Other Factors Affecting Compensation

Change of Control Agreements

The company has entered into change of control agreements with each of its executive officers, and our long-term incentive plan contains change of control provisions. The Compensation Committee believes that change of control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain top senior talent in a competitive market. The agreements are intended to ensure that management can fairly consider potential change of control transactions that could result in loss of their jobs. Change of control benefits — cash severance payments and accelerated vesting and payout of equity grants — are intended to enable executive officers to have a balanced perspective in making overall business decisions and to be competitive within overall market practices. The cash severance payment to our CEO would be 3x his base salary and target AIP bonus, and the cash severance payable to our other executive officers would be 2x base salary and target AIP bonus. The agreements do not provide for payment of any “golden parachute” excise taxes, and all benefits are subject to a “double-trigger” (i.e., a change of control plus qualifying termination or, in the case of equity awards, a change of control and decision by the successor entity not to continue the outstanding awards). The Compensation Committee believes it is appropriate to have such agreements provided that they are subject to periodic review to ensure the benefits are consistent with market practice and are reasonable. See the description of the specific factors that would result in change of control benefits and the amounts that can be received in connection with a change of control in Potential Termination Payments — Change of Control on page 54.

Severance Agreements

The company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The Compensation Committee believes that severance policies are an important component of the executive compensation program and are necessary to attract and retain top senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review to ensure the benefits are consistent with market practice and are reasonable. The specific amounts that executive officers would receive as severance payments are described in Potential Termination Payments — Severance on page 55.

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EXECUTIVE COMPENSATION

COMPENSATION TABLES

The following tables set forth information regarding 2021 compensation for each of our 2021 NEOs. Compensation for 2020 and 2019 is presented for the executive officers who were NEOs in 2020 and 2019. The Summary Compensation Table and the Grants of Plan-Based Awards for 2021 table should be reviewed together for a more complete presentation of both the annual and long-term incentive compensation elements of our compensation program.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Devin W. Stockfish President and Chief Executive Officer	2021 2020 2019	1,137,500 959,885 981,808	— — —	7,857,107 6,942,865 6,984,904	3,386,000 2,640,000 1,635,000	326,224 581,691 347,056	8,700 34,628 8,400	12,715,531 11,159,069 9,957,168

Nancy S. Loewe Senior Vice President and Chief Financial Officer	2021	504,808	300,000	1,827,940	910,000	—	167,371	3,710,119

Russell S. Hagen Senior Vice President and Chief Development Officer	2021 2020 2019	647,500 611,298 587,789	— — —	1,954,188 1,848,429 1,834,409	1,230,000 1,000,000 585,000	(111,306) 523,988 603,574	91,075 68,365 82,362	3,811,457 4,052,080 3,693,134

Kristy T. Harlan Senior Vice President, General Counsel and Corporate Secretary	2021	551,250	—	1,756,289	940,000	—	74,763	3,322,302

Keith J. O’Rear Senior Vice President, Wood Products	2021 2020 2019	646,250 597,685 547,731	— — —	1,904,732 1,823,441 1,735,226	1,240,000 1,178,000 675,000	1,470,232 1,793,886 972,051	8,700 8,550 65,788	5,269,914 5,401,562 3,995,796

(1)	Amounts reflect the dollar amount of base salary paid in cash in the fiscal year. Additional information is provided in “Base Salary” on page 38.

(2)

Amount reflects a one-time cash payment paid to Ms. Loewe upon assuming her role as senior vice president and chief financial officer as compensation for the loss of unvested equity with her then-current employer. The payment is subject to pro-rated forfeiture for a period of two years from her date of hire if she were to voluntarily terminate her employment or if she were involuntarily terminated.

(3)

Amounts reflect the grant date fair value of RSU and PSU awards granted under the company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2021 stock awards can be found in the table “Grants of Plan-Based Awards for 2021”. Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards at 2021 Fiscal Year-End”. For more information regarding these awards and the calculation of their fair value, refer to the company’s disclosure in its Annual Report for the year ended December 31, 2021, Part II, Item 8, Notes to Consolidated Financial Statements—Note 16 Share-Based Compensation. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the PSUs granted), the aggregate grant date fair value of PSUs set forth in the Stock Awards column above would be: Mr. Stockfish: $6,985,671; Ms. Loewe: $1,631,957; Mr. Hagen: $1,746,302; Ms. Harlan: $1,569,472; and Mr. O’Rear: $1,702,124.

(4)

Amounts represent the annual cash incentive awards earned under the company’s AIP based on the company’s performance and the performance of the company’s businesses and individual NEOs against pre-set performance goals. These performance goals are described in “Compensation Discussion and Analysis —Compensation Program Design — Short-Term Incentive Plan” on page 39.

(5)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits.

(6)	Amounts under All Other Compensation for each of the NEOs are described in the following table.

48	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

Summary Compensation Table — “All Other” Compensation

Name	Year	Company Contribution to Defined Contribution Plan ($)		Other ($)		Total ($)

Devin W. Stockfish	2021 2020 2019	8,700 8,550 8,400		— 26,078 —		8,700 34,628 8,400

Nancy S. Loewe	2021	27,931	(1)	139,440	(2)	167,371

Russell S. Hagen	2021 2020 2019	91,075 68,365 75,290	(1)	— 7,072 17,424		91,075 68,365 82,362

Kristy T. Harlan	2021	74,763	(1)	—		74,763

Keith J. O’Rear	2021 2020 2019	8,700 8,550 8,400		— — 57,388		8,700 8,550 65,788

(1)

For Ms. Loewe, amount includes non-elective company contribution of $14,500 and matching contribution of $8,700 to the 401(k) plan and a non-elective company contribution of $4,731 to the Supplemental DC Plan. For Mr. Hagen, amount includes a non-elective company contribution of $14,500 and matching contribution of $8,700 to the 401(k) plan and a non-elective company contribution of $67,875 to the Supplemental DC Plan. For Ms. Harlan, amount includes a non-elective contribution of $14,500 and matching contribution of $8,700 to the 401(k) plan and a non-elective company contribution of $51,563 to the Supplemental DC Plan. See discussion under “Compensation Discussion and Analysis — Other Benefits — Supplemental Retirement Plan and Supplemental Defined Contribution Plan” on page 46 for more information.

(2)	Amount represents relocation expenses which were paid by the company to Ms. Loewe in connection with her relocation from California to Washington and treated as compensation.

2022 ANNUAL MEETING & PROXY STATEMENT	49

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for 2021

The following table provides information for each of our NEOs regarding 2021 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity and equity incentive plans. Specifically, the table presents the 2021 grants of AIP, PSU and RSU awards. No option awards were granted in 2021.

			Estimated Future Payouts Under Non-Equity Plan Awards (2)			Estimated Future Payouts Under Equity Plan Awards (2)

Name	Type of Award	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards Number of Shares or Stock Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)

Devin W. Stockfish	AIP	2/12/2021	345,000	1,725,000	3,450,000
	PSU	2/12/2021				60,482	120,964	181,446		4,657,114
	RSU	2/12/2021							92,579	3,199,993

Nancy S. Loewe	AIP	3/8/2021	97,278	486,388	972,776
	PSU	3/8/2021				14,129	28,259	42,388		1,087,972
	RSU	3/8/2021							21,627	739,968

Russell S. Hagen	AIP	2/11/2021	124,450	622,250	1,244,500
	PSU	2/11/2021				15,119	30,239	43,358		1,164,202
	RSU	2/11/2021							23,143	789,986

Kristy T. Harlan	AIP	2/11/2021	99,900	499,500	999,000
	PSU	2/11/2021				13,588	27,177	40,765		1,046,315
	RSU	2/11/2021							20,799	709,974

Keith J. O’Rear	AIP	2/11/2021	124,450	622,250	1,244,500
	PSU	2/11/2021				14,737	29,474	44,211		1,134,749
	RSU	2/11/2021							22,557	769,983

(1)

The date of the Compensation Committee meeting at which long-term incentive and AIP award opportunities are approved is the effective grant date for equity plan award grants and award opportunities under the AIP to the NEOs other than the CEO. Compensation decisions for the CEO are approved by the board of directors based upon recommendations by the Compensation Committee. The effective grant date for equity plan award grants and AIP award opportunities to the CEO is therefore the date of approval by the board of directors.

(2)

Represents the value of potential payments under the company’s AIP and the number of shares that may be earned under the PSU plan. These plans and awards are described in the “Short-Term Incentive Plan” and “Long-Term Incentive Compensation” sections under “Compensation Discussion and Analysis — Compensation Program Design” beginning on page 39.

(3)

Amounts represent RSUs granted under the company’s long-term incentive plan. These awards are described in the “Long-Term Incentive Compensation” section under “Compensation Discussion and Analysis — Compensation Program Design” on page 43.

(4)

Amounts reflect the grant date fair value of RSU and PSU awards granted under the company’s long-term incentive plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding outstanding equity awards can be found in the table “Outstanding Equity Awards at 2021 Fiscal Year-End”. For more information regarding these awards and the calculation of their fair value, refer to company’s disclosure in its Annual Report for the year ended December 31, 2021, Part II, Item 8, Notes to Consolidated Financial Statements — Note 16 Share-Based Compensation.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2021.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (2)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)(5) ($)
Devin W. Stockfish	02/12/2014	15,069	—	30.1600	02/12/2024	—	—	—	—
	04/09/2014	18,144	—	28.5600	04/09/2024	—	—	—	—
	02/12/2015	39,458	—	35.4050	02/12/2025	—	—	—	—
	02/09/2016	90,909	—	23.0900	02/09/2026	—	—	—	—
	02/08/2018	—	—	—	—	4,980	205,076	—	—
	02/08/2019	—	—	—	—	54,553	2,246,493	—	—
	02/08/2019	—	—	—	—	147,646	6,080,062	—	—
	02/14/2020	—	—	—	—	69,090	2,845,126	124,936	5,144,864
	02/12/2021	—	—	—	—	92,579	3,812,403	120,964	4,981,298

Nancy S. Loewe	03/08/2021	—	—	—	—	21,627	890,600	28,259	1,163,706
Russell S. Hagen	02/08/2018	—	—	—	—	4,980	205,076	—	—
	02/07/2019	—	—	—	—	14,327	589,986	—	—
	02/07/2019	—	—	—	—	38,775	1,596,755	—	—
	02/13/2020	—	—	—	—	18,484	761,171	33,424	1,376,400
	02/11/2021	—	—	—	—	23,143	953,029	30,239	1,245,242
Kristy T. Harlan	02/08/2018	—	—	—	—	3,222	132,682	—	—
	02/07/2019	—	—	—	—	9,681	398,664	—	—
	02/07/2019	—	—	—	—	25,537	1,051,614	—	—
	02/13/2020	—	—	—	—	12,489	514,297	22,584	930,009
	02/11/2021	—	—	—	—	20,799	856,503	27,177	1,119,149
Keith J. O’Rear	02/08/2018	—	—	—	—	586	24,131	—	—
	02/07/2019	—	—	—	—	13,553	558,113	—	—
	02/07/2019	—	—	—	—	36,678	1,510,400	—	—
	02/13/2020	—	—	—	—	18,234	750,876	32,972	1,357,787
	02/11/2021	—	—	—	—	22,557	928,897	29,474	1,213,739

(1)	All outstanding Option awards are 100% vested. Options are for a term of 10 years. The company discontinued granting stock options in 2017.

(2)

Stock Awards represent outstanding RSUs and PSUs. RSUs granted on February 8, 2018, February 7, 2019, February 8, 2019, February 13, 2020, February 14, 2020, February 11. 2021 and February 12, 2021 vest in 25% increments over four years, beginning 12 months following the grant date. PSUs granted on February 7, 2019, February 8, 2019, February 13, 2020, February 14, 2020, February 11. 2021 and February 12, 2021 are earned based on relative company performance at the end of a three-year performance period and vest on the third anniversary of the grant date.

(3)

In accordance with SEC disclosure guidance, amounts in this column also include PSU units granted in 2019, the performance period for which was concluded on December 31, 2021, based on the actual value (105.1% of target) of the award.

(4)	Values were computed by multiplying the market price of $41.18 for the company’s common stock on December 31, 2021 by the number of units.

(5)

Represents the estimated value of the 2020 and 2021 PSU awards as of December 31, 2021. Amounts shown are estimates calculated in accordance with SEC disclosure rules. The estimated value of the PSUs is the product of: (i) the number of unearned PSUs, multiplied by (ii) the market price of $41.18 for the company’s common stock on December 31, 2021. The number of unearned PSUs for each of 2020 and 2021 is the product of target units granted, multiplied by the factor of 100% because the estimated performance as of December 31, 2021 is equal to “target” performance for each plan.

2022 ANNUAL MEETING & PROXY STATEMENT	51

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in 2021

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2021. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the market price of company common stock on the vesting date.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Devin W. Stockfish	—	—	78,243	2,709,312

Nancy S. Loewe	—	—	—	—

Russell S. Hagen	24,000	147,091	42,177	1,458,541

Kristy T. Harlan	—	—	27,259	942,460

Keith J. O’Rear	15,745	151,509	15,616	541,602

Pension Benefits

The following table provides information as of December 31, 2021 for each of our NEOs regarding the actuarial present value of the officer’s total accumulated benefit under each of our applicable defined benefit plans. No payments were made under these plans to any of our NEOs during 2021.

Name	Plan Name	Years of Credited Service earned under Formula A (1) (#)	Present Value of Accumulated Benefit earned under Formula A (2) ($)	Years of Credited Service earned under Formula B (3) (#)	Present Value of Accumulated Benefit earned under Formula B (4) ($)	Total Years of Credited Service (5) (#)	Total Present Value of Accumulated Benefit (6) ($)
Devin W. Stockfish	Pension Plan	—	—	9	250,630	9	250,630
	Supplemental Retirement Plan	—	—	9	1,355,393	9	1,355,393
Nancy S. Loewe	Pension Plan	—	—	—	—	—	—
	Supplemental Retirement Plan	—	—	—	—	—	—
Russell S. Hagen	Plum Creek Pension Plan	—	—	—	—	23	842,864
	Plum Creek Supplemental Pension Plan	—	—	—	—	23	2,529,792
Kristy T. Harlan	Pension Plan	—	—	—	—	—	—
	Supplemental Retirement Plan	—	—	—	—	—	—
Keith J. O’Rear	Pension Plan	21	1,331,653	12	456,899	33	1,788,552
	Supplemental Retirement Plan	21	2,844,488	12	968,211	33	3,812,699

(1)	Number of years of credited service as of December 31, 2009, rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)

Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2021, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or executive’s actual age if greater. Estimates are based on current compensation and years of service.

(3)

Number of years of credited service computed beginning on January 1, 2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2021 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefits only.

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EXECUTIVE COMPENSATION

(4)

Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2021, calculated using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or the executive’s actual age if greater. Estimates are based on current compensation and years of service.

(5)

Represents total years of credited service for Messrs. Stockfish and O’Rear under Formula A and Formula B of the Weyerhaeuser pension plans and total years of credited service for Mr. Hagen under legacy pension plans assumed by Weyerhaeuser in connection with its merger with Plum Creek Timber Company, Inc. in 2016. Mr. Hagen’s benefits under the Plum Creek legacy pension plans were frozen and he ceased accruing benefits thereunder from and after the date of the merger except as discussed below.

(6)

Amounts for Mr. Stockfish represent the total actuarial present value of accumulated benefit under Formula B of the Weyerhaeuser pension plans, using the applicable earliest unreduced retirement age specified above. Amounts for Mr. O’Rear represent the total actuarial present value of accumulated benefit under Formula A and Formula B of the Weyerhaeuser pension plans, using the applicable earliest unreduced retirement age specified above. Amounts for Mr. Hagen represent the total actual present value of accumulated benefit under the Plum Creek legacy pension plans, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under the plans. Estimates for Messrs. Stockfish and O’Rear are based on current compensation and years of service.

The company maintains two pension plans in which Messrs. Stockfish and O’Rear are eligible to participate: the Weyerhaeuser Pension Plan (the “Pension Plan”), a non-contributory, tax-qualified defined benefit pension plan, and the Supplemental Retirement Plan, a non-contributory, non-qualified retirement pension plan. Benefits under the Pension Plan accrue for salaried employees under two separate formulas: Formula A, for service accrued prior to January 1, 2010; and Formula B, for service accrued on and after January 1, 2010. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on and after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010.

NEOs whose pension plan benefit exceeds IRC limitations for tax-qualified plans accrue benefits under the Supplemental Retirement Plan. Benefits from the Supplemental Retirement Plan are paid from the general funds of the company and are determined by applying the applicable formula under the Pension Plan for salaried employees but include benefits and compensation that exceed the IRC limitations.

Normal retirement age for salaried employees is age 65 under the Pension Plan and the Supplemental Retirement Plan. Under the terms of the plans, Messrs. Stockfish and O’Rear are eligible for early retirement at age 55 with at least 10 years of service. Before normal retirement at age 65, Mr. O’Rear’s benefit under Formula A ranges from 72% to 100% and Messrs. Stockfish and O’Rear’s benefits under Formula B range from approximately 47% to 100%.

The Pension Plan and Supplemental Retirement Plan are closed to new hires and rehires effective January 1, 2014. Mr. Hagen and Mses. Harlan and Loewe were hired after January 1, 2014 and are thus not eligible to participate in either Weyerhaeuser pension plan. However, Mr. Hagen is vested in pension benefits under the terms of legacy tax-qualified and supplemental pension and benefit plans assumed by the company in connection with its merger with Plum Creek Timber Company, Inc. in 2016. Benefits for Mr. Hagen accrued under these plans according to a cash balance formula and a final average pay formula, with the greater of the two amounts payable to him upon retirement. Mr. Hagen’s benefits under these plans were frozen and ceased to accrue benefits from and after the time of the Plum Creek merger, except benefits determined by the cash balance formula continue to accrue an interest credit that is tied to the 30-year Treasury interest rate. Normal retirement age under the Plum Creek legacy plans is age 62. Under the terms of the plans, Mr. Hagen is eligible for early retirement at age 55 with at least 10 of years of service. Before normal retirement at age 62, Mr. Hagen’s benefit ranges from 62% to 100%.

All NEOs with pension plans are vested in their pension plan benefits. Neither Ms. Harlan nor Ms. Loewe have benefits under any of the company’s pension plans.

2022 ANNUAL MEETING & PROXY STATEMENT	53

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

The following table provides information for each of our NEOs regarding aggregate executive and company contributions, aggregate earnings for 2021 and year-end account balances under the company’s deferred compensation plan.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

Devin W. Stockfish	—	—	15,285	—	906,569

Nancy S. Loewe	—	4,731	—	—	45,500

Russell S. Hagen	—	67,875	64,860	—	2,402,788

Kristy T. Harlan	—	51,563	35,695	—	290,999

Keith J. O’Rear	—	—	—	—	—

(1)	Amounts are also reported in the “Summary Compensation Table” as salary earned and paid in 2021.

(2)

Amounts reported in this column represent non-elective employer contributions under the Supplemental DC Plan. These amounts are also reported in the “Summary Compensation Table” under All Other Compensation.

(3)

Fiscal 2021 earnings, which include interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)

Amounts were also reported as compensation in the “Summary Compensation Table” for previous years, and include interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

NEOs are eligible to participate in the deferred compensation plan. The plan provides the opportunity to defer base salary and cash incentives for payment at a future date. NEOs may defer between 10% and 50% of base salary and up to 100% of cash bonus. The interest credited for deferred cash is determined each year by the Compensation Committee. The current interest rate formula is 120% of the AFR as published by the IRS in January of the plan year.

NEOs may also choose to defer all or a portion of any cash incentives into a deferred compensation plan account denominated in Weyerhaeuser common stock equivalent units, with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of company common stock over the last 11 trading days of January to determine the number of deferred common stock equivalent units to be credited to the NEO’s account. Deferred common stock equivalent units earn dividends equal to dividends paid on company common stock, which are credited as additional common stock equivalent units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser common stock (plus dividends).

The timing of payment of deferred compensation varies depending on when the compensation was deferred and whether it was deferred into a cash account or into the stock equivalent account. All payout elections were made and are administered in compliance with the requirements and limitations of IRC Section 409A.

In addition, Ms. Loewe, Mr. Hagen and Ms. Harlan participate in the Supplemental DC Plan, which provides for non-elective employer contributions equal to 5% of bonus pay plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of “pay” and without regard to the compensation limits imposed by IRC limitations. As discussed in our Compensation Discussion and Analysis beginning on page 31, these benefits are provided to Ms. Loewe, Mr. Hagen and Ms. Harlan and certain other employees who were hired on or after January 1, 2014, and therefore ineligible to participate in the company’s pension plans.

Potential Termination Payments

Change of Control

The company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period of 24 calendar months from the effective date of a change of control of the company, the executive’s employment is terminated by the company or its successor under circumstances that constitute a “qualifying termination,” generally, a termination for reasons other than for Cause, mandatory retirement, early retirement, disability or death, or by the executive for Good Reason.

54	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

The following description of benefits is applicable to a termination occurring on December 31, 2021. If an NEO is terminated without Cause, or leaves for Good Reason, within 24 months from the effective date of a change of control, he or she will receive:

●	An amount equal to two times the highest rate of the NEO’s annualized base salary rate in effect prior to the change of control;

●	Two times the NEO’s target annual bonus established for the bonus plan year in which the termination occurs;

●	An amount equal to the NEO’s unpaid base salary and accrued vacation pay through the date of termination;

●	The NEO’s earned annual bonus prorated for the number of days in the fiscal year through the date of the executive’s termination;

●	A payment of $75,000 (net of required payroll and income tax withholding) for replacement health and welfare coverage and an allowance of $20,000 for outplacement services; and

●

Full vesting of benefits under any and all pension and supplemental retirement plans in which the NEO participates, calculated under the assumption that the NEO’s employment continues following his or her termination date for two full years.

As discussed in Compensation Discussion and Analysis — Other Factors Affecting Compensation, the benefits payable to our CEO are the same as described above except that the amount paid for base salary is three times his highest base salary rate, the amount paid for target bonus is three times target annual bonus and the assumption for additional years of employment for the supplemental retirement plan is three full years. Receipt of change of control benefits is conditioned on the executive officer executing and delivering to the company a Non-Competition and Release Agreement pursuant to which the officer shall agree to a general release of claims against the company, to not disclose the company’s confidential information and, for a period of two years, to not engage or participate in any business that competes with the company or solicit any of the company’s employees or customers.

The company’s long-term incentive plans also include change of control provisions that are triggered upon a change of control of the company and a qualifying termination. Under these circumstances:

●	Vesting of outstanding stock options and RSUs would be accelerated and options would be exercisable for the original term;

●	Unearned PSUs would be deemed to have been earned at target performance; and

●	Earned PSUs would vest and be released.

In addition, if equity awards are not assumed or replaced in connection with the change of control, the plans and award agreements provide for full vesting upon the change of control.

Severance

Agreements with each of the company’s executive officers provide for severance benefits if the executive’s employment is terminated by the company when there is no change of control unless the termination is for Cause or is the result of the company’s mandatory retirement policy (age 65), disability or death. The severance benefit payable is an amount equal to:

●	One and one-half times the highest base salary rate paid to the executive prior to termination;

●	One and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;

●	The executive’s unpaid base salary and accrued vacation pay through the date of the termination;

●	The executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the executive’s termination; and

●

A payment of $10,000 (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination and an allowance of $20,000 for outplacement services.

2022 ANNUAL MEETING & PROXY STATEMENT	55

EXECUTIVE COMPENSATION

The severance benefit payable to our CEO is the same as described previously, except that the amount paid for base salary is two times his highest base salary rate and the amount paid for target bonus is two times his target annual bonus. Receipt of severance benefits is conditioned on the executive officer executing and delivering to the company a Non-Competition and Release Agreement pursuant to which the officer shall agree to a general release of claims against the company, to not disclose the company’s confidential information and, for a period of one year, to not engage or participate in any business that competes with the company or, for a period of two years, solicit any of the company’s employees or customers.

Key Terms

“Cause” means a participant’s:

●	Willful and continued failure to perform substantially the officer’s duties after the company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

●	Conviction of a felony; or

●	Willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the company.

“Disability” means a medical condition in which a person is entitled to either total and permanent disability under the Social Security Act or judged to be totally and permanently disabled by the administrative committee or a committee delegated authority to make such determinations.

“Good Reason” means:

●	A material reduction in the officer’s position, title or reporting responsibilities existing prior to the change of control;

●	A requirement that the officer be based in a location that is at least 50 miles farther from the company’s headquarters than the officer’s primary residence was located immediately prior to the change of control;

●	A material reduction in the officer’s base salary as of the effective date of the change of control;

●	A material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of other officers holding similar positions; or

●	A material reduction in the officer’s level of participation in any of the company’s short- or long-term incentive compensation plans.

Termination Payments Tables

The following tables describe estimated potential payments to the NEOs that could be made upon a change of control with a qualifying termination or upon an involuntary termination other than for Cause, in each case as if the event had occurred on December 31, 2021. Valuation of equity awards is based on the closing price of our common stock on December 31, 2021 ($41.18) and assumes target performance. All outstanding stock options are fully vested. Generally, there are no payments made to executive officers in the event of an involuntary termination for Cause. As described under Pension Benefits beginning on page 52, the NEOs are vested in their pension benefits and there is no acceleration or increase in pension benefits upon termination except as set forth below.

	Change of Control + Qualifying Termination

Name	Cash (1) ($)	Equity (2) ($)	Pension (3) ($)	Other (4) ($)	Total ($)

Devin W. Stockfish	12,011,000	26,774,906	542,080	143,660	39,471,646

Nancy S. Loewe	3,132,776	2,111,670	—	119,141	5,363,587

Russell S. Hagen	3,784,500	7,134,970	372,972	143,660	11,436,102

Kristy T. Harlan	3,030,000	5,320,661	—	143,660	8,494,321

Keith J. O’Rear	3,794,500	6,708,387	842,570	143,660	11,489,117

(1)	Amounts include payment in respect of salary, target bonus and earned annual bonus pursuant to the NEO’s change of control agreement with the company.

56	WEYERHAEUSER COMPANY

EXECUTIVE COMPENSATION

(2)

Amounts include the intrinsic value of accelerated vesting of RSUs and PSUs as of December 31, 2021. Vested options would remain exercisable for the original term. See discussion under “Change of Control” for more information.

(3)

Represents an estimated present value of an annual increase in Supplemental Retirement Plan pension payments pursuant to the terms of the NEO’s change of control agreement with the company. The annual increase assumes credit for two additional years of service applies to benefits earned under Formula B and two additional years of age applies to benefits earned under Formula A and B following termination of employment. For Mr. Hagen, the annual increase assumes credit for two additional years of service and two additional years of age applies to benefits under his former Plum Creek Timber Company, Inc. pension plan following termination of employment. Provisions for the CEO are the same except for additional years for service and age are three full years. See discussion under “Pension Benefits” beginning on page 52 for more information about these pension plans.

(4)

Amounts include a lump sum payment to assist in paying for replacement health and welfare coverage for a reasonable period following the date of termination and related gross-up payment, and an allowance for outplacement services with a value of up to $20,000 (fees are paid directly to the outplacement service provider).

	Severance

Name	Cash (1) ($)	Equity (2) ($)	Pension ($)	Other (3) ($)	Total ($)

Devin W. Stockfish	9,136,000	9,941,600	—	36,488	19,114,088

Nancy S. Loewe	2,577,082	228,868	—	33,219	2,839,169

Russell S. Hagen	3,145,875	2,779,884	—	36,488	5,962,247

Kristy T. Harlan	2,507,500	1,926,338	—	36,488	4,470,326

Keith J. O’Rear	3,155,875	2,449,356	—	36,488	5,641,719

(1)	Amounts include payment in respect of salary, target bonus and earned annual bonus pursuant to the NEO’s severance agreement with the company.

(2)

For involuntary termination without Cause due to job elimination, vesting of RSU and PSU awards continues for one year. Vested options would remain exercisable for the lesser of three years or the remainder of the original term. Notwithstanding the additional year of vesting, the three-year vesting period would not be achieved for PSUs granted in 2020 and 2021, and no shares would therefore be earned.

(3)

Amounts include a lump sum payment to assist in paying for replacement health and welfare coverage and related gross-up payment, along with an allowance for outplacement services with a value of up to $20,000 (fees are paid directly to the outplacement service provider).

	Other Severance - Death or Disability

Name	Cash ($)	Equity (1) ($)	Pension ($)	Other ($)	Total ($)

Devin W. Stockfish	—	26,774,906	—	—	26,774,906

Nancy S. Loewe	—	2,111,670	—	—	2,111,670

Russell S. Hagen	—	7,134,970	—	—	7,134,970

Kristy T. Harlan	—	5,320,661	—	—	5,320,661

Keith J. O’Rear	—	6,708,387	—	—	6,708,387

(1)

Upon termination due to death or disability, vesting of RSU awards would accelerate for grants made in 2018, 2019, 2020 and 2021, and for PSU awards granted in 2019, 2020 and 2021, the number of shares earned would be based on actual performance against the related performance goals and would be released and paid at the end of the applicable performance period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the committee’s policies and procedures, see Committees of the Board — Compensation Committee.

The company’s management has prepared the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. The Compensation Committee has reviewed and discussed with management the CD&A. Based on its review and those discussions, the committee recommended to the board of directors that the CD&A be included in the proxy statement for the company’s 2022 Annual Meeting of Shareholders. The current members of the Compensation Committee are set forth below. All members of the Compensation Committee participated in the review, discussions and approval of the CD&A included in this proxy statement and remain as members of the board of directors.

● Rick R. Holley, Chair ● Mark A. Emmert	● Al Monaco ● Nicole W. Piasecki

2022 ANNUAL MEETING & PROXY STATEMENT	57

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Emmert, Holley and Monaco, Mr. Charles Williamson and Ms. Piasecki served on the Compensation Committee during 2021. Mr. Williamson retired from the board of directors on May 14, 2021. No person who served on the Compensation Committee during 2021 was an officer or employee of Weyerhaeuser or any of its subsidiaries during 2021 or any prior period. During 2021, no executive officer of Weyerhaeuser served either as a member of the Compensation Committee or as a director of any company for which any member of the Weyerhaeuser board (including our Compensation Committee) served as an executive officer.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Compensation Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2021, the committee, with the assistance of FW Cook, reviewed the company’s compensation policies and practices for employees, including NEOs, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the company. We believe the following factors reduce the likelihood of excessive risk-taking:

●	The program design provides a balanced mix of cash and equity, short-term and long-term incentives, fixed and performance-based pay, and performance metrics;

●	Maximum payout levels for incentive awards are capped;

●	The Compensation Committee has downward discretion over cash incentive program payouts;

●	Executive officers are subject to share ownership guidelines;

●	Compliance and ethical behaviors are integral factors considered in all performance assessments;

●	The company has adopted policies prohibiting hedging and pledging by executives and directors; and

●	The company has adopted a clawback policy.

CEO PAY RATIO

Our CEO to median employee pay ratio is calculated in accordance with SEC rules and requirements. We identified the median employee by examining the 2021 total taxable compensation for all active employees, excluding our CEO, who were employed by us on a full- or part-time basis, or seasonally, as of December 31, 2021, and who received taxable compensation in 2021. We excluded only our Japanese employees, because they represent less than 5% of our total employee population. After excluding our 10 employees in Japan, our pay ratio was based on 9,246 of our 9,256 total number of employees. We did not make any assumptions, adjustments, or estimates with respect to total taxable compensation other than to exclude certain pre-tax deductions relating to health care expense, and we did not annualize the compensation for any permanent (full-time or part-time) employees that were not employed by us for all of 2021. We believe our use of total taxable compensation for these employees was appropriate because taxable income is a consistently applied compensation measure and the information is reasonably ascertainable.

After identifying the median employee based on total taxable compensation, we calculated the employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table. Based on this information, we estimate that the total annual compensation of our median employee for 2021 is $76,688. As reported in the Summary Compensation Table, the annual total compensation for our CEO for 2021 is $12,715,531. As a result, we estimate that our 2021 CEO to median employee pay ratio is 166:1.

SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies are likely not comparable to our CEO pay ratio.

58	WEYERHAEUSER COMPANY

ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

The board of directors believes that the effective use of stock-based long-term incentive compensation is vital to its ability to recruit, hire and retain the persons required to successfully execute the company’s business plans and achieve strong performance in the future by providing a direct link between compensation and long-term value creation. The company’s current long-term incentive plan will terminate as of April 11, 2023. The board is seeking shareholder approval of the Weyerhaeuser Company 2022 Long-Term Incentive Plan (the “2022 Plan”) so that the company can continue to offer appropriate stock-based incentives to its employees. The board approved the 2022 Plan on February 11, 2022, subject to shareholder approval at the annual meeting.

The board unanimously recommends that shareholders vote “FOR” approval of the 2022 Plan.

If the 2022 Plan is approved by shareholders, it will replace the company’s 2013 Long-Term Incentive Plan (the “Prior Plan”), which will be terminated as to new awards on the date of shareholder approval of the 2022 Plan (the “Effective Date”). Outstanding awards under the Prior Plan will continue to be governed by the terms of the Prior Plan until exercised, settled, expired or otherwise terminated or canceled. If the 2022 Plan is not approved by shareholders, the company will be unable to make stock-based incentive awards under the Prior Plan after it expires in April 2023.

As of the Effective Date, the maximum number of shares available for issuance under the 2022 Plan will be 21,825,189 shares, less one share for every one share that was subject to an award granted under the Prior Plan after February 28, 2022 and prior to the Effective Date. The 21,825,189 shares reflect 10,825,189 shares that were available for issuance under the Prior Plan as of February 28, 2022 and 11,000,000 newly requested shares. In addition, shares subject to outstanding awards under the Prior Plan may become available for issuance under the 2022 Plan to the extent such shares, as of February 28, 2022, are subject to outstanding awards under the Prior Plan but subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares).

EQUITY GRANT PRACTICES

Outstanding Equity Awards

As of February 28, 2022, there were 3,200,924 full-value awards (awards other than stock options and stock appreciation rights, and with performance-based awards counted assuming the maximum vesting level) issued and outstanding and 1,534,992 stock options outstanding under the Prior Plan. As of that date, the weighted average exercise price of our outstanding stock options was $29.86, and the weighted average remaining contractual term for the outstanding stock options was 3.1 years. As of February 28, 2022, 10,825,189 shares of common stock were available for issuance under the Prior Plan (the only stock plan under which equity awards can currently be issued). As of February 28, 2022, there were 747,075,151 shares of common stock outstanding.

Dilution

Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2021 was 0.067%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of February 28, 2022, our overhang was 3.136%, and the additional 11,000,000 shares being requested under the 2022 Plan would bring our aggregate overhang to approximately 4.608%. Overhang percentages are based on approximately 747,075,151 shares of common stock outstanding as of February 28, 2022.

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ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

Burn Rate

Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of stockholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year. Our three-year average burn rate is approximately 0.13%.

	Stock Options Granted (1)	Restricted Stock Units Granted (2)	Performance Share Units Earned	Weighted Average Number of Ordinary Shares Outstanding	Burn Rate

2021	0	760,187	228,000	749,496,000	0.13%

2020	0	855,110	91,000	746,931,000	0.13%

2019	0	922,496	153,000	745,897,000	0.14%

(1)	No stock options were granted in the three years presented. The company discontinued granting stock options in 2017.

(2)	Amounts include RSUs that were granted but deferred by plan participants under one of the company’s deferral plans.

KEY FEATURES OF THE 2022 PLAN

The 2022 Plan includes several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

●

No discounted stock options or stock appreciation rights (SARs): Stock options and SARs may not be granted with an exercise or grant price lower than the fair market value of the underlying shares on the date of grant.

●

No repricing of stock options or stock appreciation rights without shareholder approval: The 2022 Plan prohibits the direct or indirect repricing or cash buyouts of stock options or SARs without prior shareholder approval.

●

Double-trigger change of control vesting: Awards assumed by a successor company in connection with a change of control will not automatically vest and pay out solely as a result of the change of control.

●

Awards subject to clawback policy: Awards granted under the 2022 Plan are subject to the company’s clawback policy (as it may be amended from time to time), which provides that in the event of a restatement of the financial or operating results of the company or one of its business segments due to material non-compliance with financial reporting requirements, the company may seek recovery of incentive compensation that would not otherwise have been paid if the correct performance data had been used to determine the amount payable.

●

Limit on non-employee director awards: The 2022 Plan establishes an aggregate limit on the amount of compensation (cash and equity) that may be paid to a non-employee director in any plan year (including any amounts deferred) of $800,000.

●	No dividends on unearned awards: Dividends or dividend equivalents may not be paid on unvested or unearned awards.

●	No automatic share replenishment or “evergreen” provision: There is no evergreen provision pursuant to which the shares authorized for issuance under the 2022 Plan can be automatically replenished.

The following description of the 2022 Plan is a summary, does not purport to be a complete description of the 2022 Plan and is qualified in its entirety by the full text of the 2022 Plan. A copy of the 2022 Plan is attached to this proxy statement as Appendix B and is incorporated herein by reference.

DESCRIPTION OF THE 2022 PLAN

Purpose

The purpose of the 2022 Plan is to attract, retain and motivate employees, officers, directors, consultants, advisors and independent contractors who are key to the growth and success of the company and to align their interests and efforts to the long-term interests of the company’s shareholders.

60	WEYERHAEUSER COMPANY

ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

Administration

The 2022 Plan will be administered by the Compensation Committee of the board, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934. The board may delegate concurrent administration of the 2022 Plan to different committees consisting of two or more members of the board in accordance with the 2022 Plan’s terms, except with respect to benefits to non-employee directors and to officers subject to Section 16 of the Exchange Act. In addition, the board or the Compensation Committee may delegate granting authority to one or more officers of the company in accordance with the terms of the 2022 Plan. References to the “Committee” in this plan description are, as applicable, to the board or the Compensation Committee, or other committee or officers authorized to administer the 2022 Plan.

The Committee is authorized to select the persons to be granted awards, the types of awards to be granted, the number of shares to be subject to awards and the other terms, conditions and provisions of such awards, as well as to interpret and administer the 2022 Plan and any award or agreement entered into under the 2022 Plan.

Eligibility

Awards may be granted under the 2022 Plan to employees, officers or directors of the company and its related companies as well as company or related company consultants, advisors and independent contractors selected by the Committee. All of our employees and members of our board of directors are eligible to receive grants under the 2022 Plan. As of the record date, March 17, 2022, we had 9,243 employees (though it is not our practice to grant long-term incentive awards to all employees) and eight non-employee directors serving on our board. The company has a practice of not granting equity awards to its advisors, consultants and independent contractors, and at this time does not foresee changing that practice.

Number of Shares

As of the Effective Date, subject to the adjustment and share usage provisions summarized below, the number of shares of common stock authorized for issuance under the 2022 Plan is 21,825,189 shares, minus shares subject to awards granted under the Prior Plan after February 28, 2022 and prior to the Effective Date. The 21,825,189 shares reflect 10,825,189 shares that were available for issuance under the Prior Plan as of February 28, 2022 and 11,000,000 newly requested shares. In addition, any shares subject to outstanding awards under the Prior Plan that after February 28, 2022 cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the 2022 Plan. The shares of common stock issuable under the 2022 Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the company.

If any award lapses, expires, terminates or is canceled prior to the issuance of shares or if shares are issued under the 2022 Plan and thereafter are forfeited to the company, the shares subject to such awards and the forfeited shares will again be available for issuance under the 2022 Plan. In addition, the following shares will become available for issuance under the 2022 Plan:

●

Shares subject to an award (or, after February 28, 2022, an award granted under the Prior Plan) that is settled for cash or otherwise does not result in the issuance of shares subject to the award; and

●

Shares withheld by, or otherwise tendered to, the company to satisfy a participant’s tax withholding obligations with respect to the grant, vesting or exercise of an award other than stock options or stock appreciation rights (or, after February 28, 2022, an award other than stock options or stock appreciation rights granted under the Prior Plan).

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the 2022 Plan.

If certain changes in our common stock occur by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the 2022 Plan, (b) the maximum number

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ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

and kind of securities issuable as incentive stock options, and (c) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

The closing price of our common stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions on March  17, 2022 was $39.51 per share.

TYPES OF AWARDS

The 2022 Plan permits the granting of any or all of the following types of awards:

Stock Options

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the IRC, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Fair market value means, as of a given date, the average of the high and low price of our common stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that the term cannot exceed 10 years.

In the event of termination of service with the company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option grant. In case a participant’s termination of service occurs for cause, all options granted to the participant automatically expire upon first notification to the participant of such termination, unless the Committee determines otherwise.

Stock Appreciation Rights (SARs)

The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2022 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option, and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock and Stock Units

The Committee may grant awards of shares of common stock or awards designated in units of common stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash, or a combination of stock and cash, as determined by the Committee.

Performance Awards

The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock. Performance units are units valued by reference to a designated amount of property other than shares of common stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards

The Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2022 Plan and any other terms and conditions determined by the Committee.

62	WEYERHAEUSER COMPANY

ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

NO REPRICING

Without shareholder approval, the Committee is not authorized to (a) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2022 Plan, such as stock splits, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or stock appreciation right, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

ASSIGNABILITY

No award or interest in an award may be sold, assigned, pledged or transferred by a participant in the 2022 Plan except by will or to a designated beneficiary in the case of the participant’s death. The Committee may, however, permit a participant to transfer stock options or SARs without consideration to the extent permitted by Section 422 of the IRC.

CHANGE OF CONTROL

Effect of Change of Control

Under the 2022 Plan, unless the Committee determines otherwise in the instrument evidencing an award or, if not provided in such instrument, in a written employment, services or other agreement between a participant and the company or a related company, in the event of a change of control:

●

If the change of control is a business combination in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

●

If the change of control is not a business combination in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

●

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be payable in accordance with the payout schedule included in the instrument evidencing the award.

●	The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definition of Change of Control and Business Combination

Unless otherwise defined in the instrument evidencing an award or, if not provided in such instrument, in a written employment, services or other agreement between a participant and the company or a related company, a change of control of the company generally means the occurrence of any of the following events:

●

An acquisition by any person, entity or group of beneficial ownership of 35% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of

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ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

the company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the company, any acquisition by the company, any acquisition by any employee benefit plan of the company or a related company, or an acquisition pursuant to certain related party transactions);

●

A change in the composition of the board during any 24 consecutive month period such that the incumbent board members cease to constitute at least a majority of the board (not including directors whose election or nomination for election by shareholders was approved by a majority of the incumbent board); or

●

Consummation of a business combination, which is generally defined as a merger or consolidation, a sale of at least 60% of the company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the company, unless:

(a) After such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction;

(b) No person beneficially owns 30% or more of the then outstanding common stock or voting securities of the company resulting from such transaction; and

(c) At least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the company prior to such transaction.

If the company dissolves or liquidates, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

TERM, TERMINATION AND AMENDMENT

Unless earlier terminated by the board or the Committee, the 2022 Plan will terminate, and no further awards may be granted, 10 years after the Effective Date. The board or the Committee may amend, suspend or terminate the 2022 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, shareholder approval will be required for any amendment, and only the board may amend the 2022 Plan if shareholder approval of the amendment is required. The amendment, suspension or termination of the 2022 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

FEDERAL INCOME TAX INFORMATION

The following is a brief summary of the U.S. federal income tax consequences of the 2022 Plan generally applicable to the company and to participants in the 2022 Plan who are subject to U.S. federal taxes. The summary is based on the IRC, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options

A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

64	WEYERHAEUSER COMPANY

ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

Incentive Stock Options

A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards

Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards

A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided the election is properly made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

2022 ANNUAL MEETING & PROXY STATEMENT	65

ITEM 3. APPROVAL OF THE WEYERHAEUSER 2022 LONG-TERM INCENTIVE PLAN

Restricted Stock Units

A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.

Performance Awards

A participant generally will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant generally will recognize compensation taxable as ordinary income equal to the excess of (a) the amount of cash or the fair market value of any other property issued or paid to the participant pursuant to the terms of the award over (b) any amount paid by the participant with respect to the award.

Other Stock or Cash-Based Awards

The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company

In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the IRC.

Section 409A of the Internal Revenue Code

We intend that awards granted under the 2022 Plan comply with, or otherwise be exempt from, Section 409A of the IRC, but make no representation or warranty to that effect.

Tax Withholding

We are authorized to deduct or withhold from any award granted or payment due under the 2022 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2022 Plan until all tax withholding obligations are satisfied.

NEW PLAN BENEFITS

A new plan benefits table for the 2022 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2022 Plan if the 2022 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2022 Plan will be made at the Compensation Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2022 Plan are not determinable at this time. However, please refer to the Grants of Plan-Based Awards for 2021, which includes certain information regarding awards granted to our named executive officers during the fiscal year ended December 31, 2021. Equity grants to our non-employee directors are described under “Director Compensation.”

66	WEYERHAEUSER COMPANY

ITEM 4. RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the company and its subsidiaries for 2021 and has been selected to do so for 2022. Representatives of KPMG LLP are expected to be present at the virtual annual meeting, will be able to make a statement or speak if they wish to do so, and will be available to answer appropriate questions from shareholders.

Selection of the company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the company for ratification. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate governance. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and the shareholders.

The company was billed for professional services provided during 2021 and 2020 by KPMG LLP in the amounts set out in the following table:

Services Provided	Fee Amount 2021	Fee Amount 2020

Audit Fees (1)	$4,276,086	$4,696,917

Audit Related Fees (2)	$246,121	$109,805

Tax Fees	—	—

All Other Fees	—	—

Total	$4,522,207	$4,806,722

(1)

Audit Fees for 2020 and 2021 include the aggregate fees for professional services rendered by KPMG for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the company’s internal control over financial reporting.

(2)	Audit Related Fees for 2020 and 2021 include fees for services rendered in support of employee benefit plan audits.

The Audit Committee of the board of directors is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The committee approves the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance.

The Audit Committee annually reviews and approves services to be provided by the independent auditor during the next year and revises the list of approved services from time to time based on subsequent determinations. The committee is of the general view that the independent auditor can provide certain tax services to the company, such as tax compliance and tax technical advice, without impairing the auditor’s independence. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated to a committee member or management, any such approval of services must be reported to the committee at its next scheduled meeting and approved by the committee (or by one or more members of the committee, if authorized). The Audit Committee has considered the services rendered by KPMG LLP for services other than the audit of the company’s financial statements in 2021 and has determined that the provision of these services is compatible with maintaining the firm’s independence.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as Weyerhaeuser’s independent registered public accounting firm for 2022.

2022 ANNUAL MEETING & PROXY STATEMENT	67

STOCK INFORMATION

BENEFICIAL OWNERSHIP OF COMMON SHARES

Beneficial Ownership of Directors and Named Executive Officers

The following table shows, as of March 17, 2022, the number of common shares beneficially owned by each current director and named executive officer, and by all current directors and all executive officers as a group, as well as the number of common stock equivalent units owned by each current director and named executive officer and by all current directors and all executive officers as a group under the company’s deferred compensation plans. Percentages of class have been calculated based upon 747,097,216 shares, which was the total number of common shares outstanding as of March 17, 2022.

Name of Individual or Identity of Group	Voting and/or Dispositive Powers (number of common shares) (1)(2)(3)(4)	Percent of Class (common shares)	Common Stock Equivalent Units (5)

Mark A. Emmert	35,749	*	27,371

Russell S. Hagen	193,089	*	—

Kristy T. Harlan	66,506	*	—

Rick R. Holley	373,528	*	42,590

Sara Grootwassink Lewis	21,681	*	41,730

Nancy S. Loewe	13,495	*	—

Deidra C. Merriwether	—	*	6,570

Al Monaco	21,426	*	—

Keith J. O’Rear	56,929	*	—

Nicole W. Piasecki	174,467	*	74,230

Lawrence A. Selzer	46,291	*	—

Devin W. Stockfish	483,744	*	—

Kim Williams	43,880	*	75,539

Directors and executive officers as a group (15 persons) (6)	1,636,146	*	279,704

*	Denotes amount is less than 1%

(1)

Includes the number of shares that could be acquired within 60 days after March 17, 2022 pursuant to outstanding stock options, as follows: Mr. Stockfish, 163,580 shares; and the executive officers as a group, 163,580 shares.

(2)	Includes 144,562 shares for which Ms. Piasecki shares voting and dispositive powers with one or more other persons. Ms. Piasecki disclaims beneficial ownership of these shares.

(3)

Includes RSUs granted to non-employee directors that will vest and be payable on May 14, 2022 in shares of the company’s common stock including dividend equivalent units credited to those RSUs through March 17, 2022, as follows: Mr. Emmert, 4,158 shares; Ms. Lewis, 4,158 shares; Mr. Monaco, 4,158 shares; Ms. Piasecki, 4,158 shares; Mr. Selzer, 4,158 shares; and Ms. Williams, 4,158 shares.

(4)

Amount shown for Ms. Lewis excludes 7,987 shares of common stock that she previously deferred and for which she does not have voting or dispositive power. Ms. Lewis maintains an economic and pecuniary interest in these shares.

(5)

Common stock equivalent units held as of March 17, 2022 under the Fee Deferral Plan for Directors or under the company’s compensation deferral plan for executive officers. The common stock equivalent units will be repaid to the director at the end of the deferral period in the form of shares of company common stock and to the executive officer at the end of the deferral period in the form of cash.

(6)	Represents the group of executive officers and directors as of March 17, 2022.

68	WEYERHAEUSER COMPANY

STOCK INFORMATION

Beneficial Ownership of Owners of More Than 5% of the Company’s Common Shares

The following table shows the number of common shares held by persons known to the company to beneficially own more than 5% of its outstanding common shares. Percentages of class have been calculated based upon 747,097,216 shares, which was the total number of common shares outstanding as of March 17, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (common shares)

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	57,396,782	(1)	7.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	45,988,066	(2)	6.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	118,702,770	(3)	15.89%

(1)

Based on a Schedule 13G/A dated January 28, 2022 in which BlackRock, Inc. reported that as of December 31, 2021 it had sole voting power over 51,158,968 shares and sole dispositive power over 57,396,782 shares.

(2)

Based on a Schedule 13G/A dated February 14, 2022 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2021 it had sole voting power over 21,831,530 shares and sole dispositive power over 45,988,066 shares.

(3)

Based on a Schedule 13G/A dated February 9, 2022 in which The Vanguard Group reported that as of December 31, 2021 it had shared voting power over 1,141,223 shares, sole dispositive power over 115,773,887 shares and shared dispositive power over 2,928,883 shares.

INFORMATION ABOUT SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS

The following table describes, as of December 31, 2021, the number of shares subject to outstanding equity awards under the company’s 2013 Long-Term Incentive Plan (“2013 Plan”) and 2004 Long-Term Incentive Plan (“2004 Plan”), and the weighted average exercise price of outstanding stock options. The 2013 Plan was approved by shareholders at the 2013 annual meeting of shareholders and replaced the 2004 Plan, under which no further awards may be granted. The following table shows the number of shares available for future issuance under the 2013 Plan.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (A)) (C)

Equity compensation plans approved by security holders (1)	4,840,000	$12.21	19,180,000 (2)

Equity compensation plans not approved by security holders	—	—	—

Total	4,840,000	$12.21	19,180,000 (2)

(1)

Includes 1,756,000 restricted stock units and 1,104,000 performance share units. Because there is no exercise price associated with restricted stock units and performance share units, excluding these stock units the weighted average price calculation would be $29.84.

(2)

As of February 28, 2022, the number of securities available for future issuance under the 2013 Plan (excluding securities reflected in Column (A)) is 10,825,189. The new balance reflects the cancellation by the board of directors of 7,865,687 shares acquired in connection with the 2016 merger transaction with Plum Creek Timber Company, Inc., which shares are no longer available for issuance under the 2013 Plan as of February 11, 2022.

2022 ANNUAL MEETING & PROXY STATEMENT	69

STOCK INFORMATION

SHAREHOLDER RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS

Subject to the requirements under our Bylaws, any shareholder entitled to vote in the election of directors or other matters to be brought before a shareholder meeting may nominate one or more persons for election as directors. Differing procedures apply depending on whether or not a shareholder is nominating a candidate for inclusion in our proxy materials. The following is only a brief summary of the rules and requirements applicable to either of such nominations. In addition, any shareholder may recommend to the Governance and Corporate Responsibility Committee for its consideration a director nominee for election to the board.

Proxy Access Shareholder Nominations

The company’s Bylaws permit a qualifying shareholder, or a group of up to 20 qualifying shareholders, to nominate directors for election to the board and include their nominations and certain related information in the company’s proxy materials. Only shareholders (including a group of up to 20 shareholders) who have owned at least 3% of the company’s outstanding common stock continuously for at least three years are eligible. A qualifying shareholder or group of shareholders may nominate directors for up to the greater of two director positions or 20% of the board. Both the nominating shareholder(s) and the director nominee(s) must satisfy various requirements as specified in our Bylaws. The nomination will be effective only if, among other requirements, the shareholder delivers written notice of intent to make a nomination to the Corporate Secretary not less than 120 days or more than 150 days before the first anniversary of the date that the company first sent its proxy statement for the prior year’s annual meeting of shareholders (no later than November 30, 2022 or sooner than October 31, 2022 for the 2023 Annual Meeting of Shareholders); provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, notice must be given not earlier than the 150th day and not later than the close of business on the later of the close of business on the 120th day before such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

FUTURE SHAREHOLDER PROPOSALS

We anticipate that our 2023 annual meeting of shareholders will be held on May 12, 2023.

Shareholders who wish to present proposals in accordance with SEC Rule 14a-8 for inclusion in the company’s proxy materials to be distributed in connection with our 2023 annual meeting must submit their proposals so they are received by the Corporate Secretary at the company’s executive offices no later than the close of business on November 30, 2022. To be in proper form, a shareholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.

Our Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is properly presented for consideration. If a shareholder wishes to bring business at a meeting for consideration under the Bylaws rather than under SEC Rule 14a-8, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no earlier than January 13, 2023 and no later than February 12, 2023. However, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then the notice must be received no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of the 70th day prior to the date of such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made by the company. To be in proper form, the notice must include specific information as described in Article II of our Bylaws.

A shareholder who wishes to submit a proposal is strongly encouraged to consult independent counsel about our Bylaws and SEC requirements. The company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our Bylaws or SEC or other applicable requirements for submitting a proposal.

70	WEYERHAEUSER COMPANY

STOCK INFORMATION

The requirements and conditions that apply for shareholder nominations to be included in the company’s proxy materials can be found in Article II of the Bylaws.

Other Shareholder Nominations

The company’s Bylaws also permit shareholders to nominate director candidates for election to the board without inclusion in the company’s proxy materials. The nomination will be effective only if, among other requirements, the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary not less than 90 days or more than 120 days prior to the annual meeting. However, if the company sends notice or publicly discloses the date of the meeting less than 100 days before the date of the annual meeting, the shareholder must deliver the notice to the Corporate Secretary not later than the close of business on the 10th day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

The requirements and conditions that apply for shareholder nominations not included in the company’s proxy materials can be found in Article III of the Bylaws.

Whether a shareholder nomination is included in the company’s proxy statement or not, to be in proper form, a shareholder’s notice must include specific information concerning the shareholder and the nominee as described in our Bylaws and in applicable SEC rules. In addition, to be eligible to be a nominee for director, the nominee must be able to make certain disclosures and representations to, and agreements with, the company, all as set forth and described in our Bylaws.

A shareholder who wishes to submit a nomination is strongly encouraged to consult independent counsel about our Bylaws and SEC requirements. The company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our Bylaws or SEC or other applicable requirements for submitting a nomination. Shareholders may request a copy of our Bylaws from our Corporate Secretary by writing to the address provided below. Our Bylaws are also available on our website at investor.weyerhaeuser.com/policies-documents.

In addition to satisfying the requirements under our Bylaws with respect to advance notice of any nomination, any shareholder that intends to solicit proxies in support of director nominees other than the company’s nominees in accordance with SEC Rule 14a-19 must provide notice to the Corporate Secretary at the address disclosed herein no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (no later than March 14, 2023 for the 2023 Annual Meeting of Shareholders). Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19.

Shareholder Recommendations to the Nominating Committee

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee for election to the board, he or she should write to the Governance and Corporate Responsibility Committee specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors, along with evidence of the shareholder’s share ownership and the nominee’s willingness to serve, if elected. See Board Composition and Consideration of Director Nominees on page 21 for a summary of director qualifications and selection criteria. Recommendations will be brought to the attention of and be considered by the Governance and Corporate Responsibility Committee.

COMMUNICATING WITH THE CORPORATE SECRETARY

Notices and other communications relating to items of business to be presented and considered at the annual meeting (shareholder proposals, director nominations and other items of business), as well as communications directed to the Governance and Corporate Responsibility Committee concerning shareholder recommendations of director nominees, are required to be delivered to the Corporate Secretary. Such notices and communications must be sent to Kristy T. Harlan, Senior Vice President, General Counsel and Corporate Secretary, Weyerhaeuser Company, 220 Occidental Avenue South, Seattle, WA 98104.

2022 ANNUAL MEETING & PROXY STATEMENT	71

INFORMATION ABOUT THE MEETING

ATTENDING AND PARTICIPATING AT THE ANNUAL MEETING

Date and Time

The 2022 Annual Meeting of Shareholders will be held “virtually” by means of an audio webcast on Friday, May 13, 2022, beginning at 8:00 a.m. Pacific Time. There will be no physical meeting location.

Access to the Audio Webcast

Access to the webcast will open approximately fifteen minutes prior to the start of the annual meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

To attend and participate at the annual meeting, log in at www.virtualshareholdermeeting.com/WY2022. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

Technicians will be available to assist you with any technical difficulties you may experience when trying to access the virtual meeting. If you experience any such difficulties, please call the support number posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/WY2022.

Submitting Questions

Once online access to the 2022 annual meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/WY2022. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

VOTING MATTERS

Proxy Information

On or about March 30, 2022, we began distributing to each shareholder entitled to vote at the annual meeting either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) this proxy statement, a proxy card and our 2021 Annual Report to Shareholders and Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions to:

●	Electronically access our proxy statement and our 2021 Annual Report to Shareholders and Form 10-K;

●	Vote via internet, by scanning the QR code with your mobile device, or at the virtual shareholder meeting; and

●	Receive a paper copy of our proxy materials by mail, if desired.

Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the board of directors. Proxies are solicited by the board of directors of the company.

Shareholders Entitled to Vote

Common shareholders of record at the close of business on the record date of March 17, 2022 are eligible to vote at the annual meeting. On that date, 747,097,216 common shares were outstanding. Each common share entitles the holder to one vote on the items of business to be considered at the annual meeting.

Vote Required for Items of Business

The presence, virtually or by proxy, of holders of a majority of Weyerhaeuser’s outstanding common shares is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted for purposes of determining the presence or absence of a quorum. Under Washington law and the company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

●	Item 1 — Each nominee for election as director will be elected to the board of directors if the votes cast “for” such nominee exceeds the votes cast “against” the nominee;

●	Item 2 — The advisory vote to approve the compensation of the named executive officers as disclosed in the proxy statement will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal;

72	WEYERHAEUSER COMPANY

INFORMATION ABOUT THE MEETING

●	Item 3 — The vote to approve the Weyerhaeuser 2022 Long-Term Incentive Plan will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal; and

●	Item 4 — Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2022 will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal.

Abstentions and Broker Non-Votes

Abstentions, “broker non-votes” (explained below) and failure to cast a vote are not considered “votes cast” and will therefore have no effect on the voting outcome of Item 1 (Election of Directors), Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Vote to Approve 2022 Long-Term Incentive Plan) or Item 4 (Advisory Vote to Ratify Auditor Appointment). A “broker non-vote” occurs on an item of business when a registered shareholder does not vote its client’s shares on the item but votes on another matter presented at the meeting. This typically occurs when the registered shareholder (usually a broker or bank) has either voting instructions from its client or discretionary voting authority under NYSE rules to vote on one item of business and not on other items.

Brokers and other share custodians do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker or share custodian explicit voting instructions, your shares will not be voted on the election of directors, the advisory vote on executive compensation, or the vote to approve the 2022 Long-Term Incentive Plan and your shares will instead be considered “broker non-votes” on each such item. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2022 is considered a routine matter and, as such, your broker or share custodian of record is entitled to vote your shares on such proposal in its discretion if you do not provide voting instructions on that item.

Options for Casting Your Vote

You may vote your common shares in one of several ways, depending upon how you own your shares.

If you are a shareholder of record, you can vote any one of four ways:

●	Voting on the Internet — Go to www.proxyvote.com and follow the instructions. You will need to have your control number (from your Notice of Internet Availability of Proxy Materials or proxy card) with you when you go to the website.

●	Voting by Telephone — Call 1-800-690-6903 and follow the instructions. You will need to have your control number with you when you call.

●	Voting by Mail — Complete, sign, date and return your proxy card in the envelope provided in advance of the meeting.

●	Voting at the Virtual Meeting — You will be able to vote your shares at the virtual meeting using the unique control number that has been assigned to you. You will find this number in your proxy materials.

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares.

Revocation of Proxies

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary prior to the annual meeting or by timely executing and delivering, by internet or telephone, another proxy dated as of a later date. You may also revoke a previously issued proxy by voting at the virtual annual meeting.

OTHER MATTERS

Proxy Solicitation

Proxies are solicited by the board of directors. All expenses of soliciting proxies will be paid by the company. Proxies may be solicited personally or by telephone, mail, email or the Internet by directors, officers or employees of the company, but the company will not pay any compensation for such solicitations. The company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the company will reimburse brokers, banks and other persons holding shares as nominees for their expenses related to sending material to their principals and obtaining their proxies.

2022 ANNUAL MEETING & PROXY STATEMENT	73

INFORMATION ABOUT THE MEETING

Duplicative Shareholder Mailings

Many of our registered and beneficial shareholders hold their shares in multiple accounts or share an address with other shareholders, which results in unnecessary and costly duplicate mailings of our proxy materials to shareholders. You can help us avoid these unnecessary costs as follows:

●	Shareholders of Record — If your shares are registered in your own name and you would like to consent to the delivery of a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report, you may contact our transfer agent, Computershare, by mail at P.O. Box 505000, Louisville, KY 40233, or by telephone at 1-800-561-4405.

●	Beneficial Shareholders — If your shares are held of record by a broker, bank or other custodian rather than in your own name, please contact a representative of the holder of record for instructions.

●	Right to Request Separate Copies — If you consent to the delivery of a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report, but later decide that you would prefer to receive a separate copy of any of these materials, please notify Computershare using the contact information above if you are a registered shareholder of record, or contact your broker, bank or other holder of record if you are a beneficial shareholder.

2021 Annual Report to Shareholders and Form 10-K

This proxy statement has been preceded or accompanied by the company’s 2021 Annual Report, which also includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These materials are also available at www.proxyvote.com. The 2021 Annual Report contains audited financial statements and other information about the company. Except for those pages specifically incorporated into this proxy statement, such report is not to be deemed a part of the proxy soliciting material.

Our Annual Report on Form 10-K, including financial statements, is available on our website at investor.weyerhaeuser.com/sec-filings and on the SEC’s website at www.sec.gov. We will also provide without charge to each person solicited pursuant to this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K. Requests should be in writing and addressed to the attention of Investor Relations, 220 Occidental Avenue South, Seattle, Washington 98104. Alternatively, you can order a hard copy by visiting our website at investor.weyerhaeuser.com/faq and then “How can I get a copy of the most recent annual report?”.

Other Business

In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the company knew of no other matters that might be presented for shareholder action at the annual meeting.

74	WEYERHAEUSER COMPANY

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

The table below reconciles Adjusted EBITDA to net earnings, as that is the most directly comparable U.S. GAAP measure. We use Adjusted EBITDA as a key performance measure to evaluate the performance of the company. Our definition of Adjusted EBITDA may be different from similarly titled measures reported by other companies. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. This measure should not be considered in isolation from, and is not intended to represent an alternative to, our results reported in accordance with U.S. GAAP. However, we believe it provides meaningful supplemental information for our investors about our operating performance, better facilitates period to period comparisons and is widely used by analysts, lenders, rating agencies and other interested parties.

DOLLAR AMOUNTS IN MILLIONS	2021

Net earnings	$2,607

Interest expense, net of capitalized interest	313

Income taxes	709

Net contribution to earnings	$3,629

Non-operating pension and other post-employment benefit costs	19

Interest income and other	(5)

Operating income	$3,643

Depreciation, depletion and amortization	477

Basis of real estate sold	71

Special items included in operating income (1)	(97)

Adjusted EBITDA	$4,094

(1)

Operating income includes pretax special items consisting of a $37 million product remediation insurance recovery, a $32 million gain on the sale of timberlands, a $15 million noncash legal benefit and a $13 million insurance recovery.

The table below reconciles Adjusted Funds Available for Distribution (Adjusted FAD) to net cash from operations, as that is the most directly comparable U.S. GAAP measure. Adjusted FAD is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant nonrecurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results.

DOLLAR AMOUNTS IN MILLIONS	2021

Net cash from operations	$3,159

Capital expenditures	(441)

Adjustments to FAD (1)	(95)

Adjusted FAD	$2,623

(1)	Adjustments to FAD include a $95 million tax refund received in fourth quarter 2021 associated with our $300 million voluntary contribution to our U.S. qualified pension plan in 2018.

2022 ANNUAL MEETING & PROXY STATEMENT	A-1

APPENDIX B

WEYERHAEUSER COMPANY 2022 LONG-TERM INCENTIVE PLAN

2022 ANNUAL MEETING & PROXY STATEMENT	B-1

APPENDIX B

WEYERHAEUSER COMPANY

2022 LONG-TERM INCENTIVE PLAN

B-2	WEYERHAEUSER COMPANY

APPENDIX B

2022 ANNUAL MEETING & PROXY STATEMENT	B-3

APPENDIX B

WEYERHAEUSER COMPANY

2022 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE AND ESTABLISHMENT

1.1	Purpose

The purposes of this 2022 Long-Term Incentive Plan (as amended from time to time, the “Plan”) are to promote the interests of Weyerhaeuser Company (the “Company”) and its shareholders by attracting, retaining and motivating employees, officers, directors, consultants, advisors and independent contractors who are key to the growth and success of the Company by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

1.2	Replacement Plan

This Plan replaces the Company’s 2013 Long-Term Incentive Plan (the “Prior Plan”). The Prior Plan shall be frozen and no further awards may be made under the Prior Plan after the Effective Date (as defined in Section 17). However, the Prior Plan shall continue to govern the terms and conditions of outstanding awards granted pursuant to the Prior Plan.

SECTION 2. DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning set forth in the definition of “Change of Control.”

“Cause” unless otherwise defined in the instrument evidencing an Award or, if not provided in such instrument, in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission that substantially impairs the Company’s business, good will or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change of Control” unless otherwise defined in the instrument evidencing an Award or, if not provided in such instrument, in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a)

an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not

B-4	WEYERHAEUSER COMPANY

APPENDIX B

constitute a Change of Control: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (4) an acquisition by any Person pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in subsection (d) of this definition of Change of Control;

(b)

a change in the composition of the Board during any 24-consecutive month period such that the individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board during the period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with (x) an actual or threatened election contest with respect to the election or removal of directors, (y) any actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board or (z) an agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation, in any such case, shall not be considered a member of the Incumbent Board; or

(c)	consummation of a complete liquidation or dissolution of the Company; or

(d)

consummation in one transaction or a series of transactions undertaken with a common purpose of (x) a reorganization, merger or consolidation, (y) sale or other disposition of all or substantially all of the assets of the Company (other than (1) any sale or disposition to a Related Company or (2) any dividend or distribution of assets (including the stock of any Related Company) to the shareholders of the Company), but only if such sale or other disposition requires the approval of the Company’s shareholders under the law of the Company’s jurisdiction of organization, or (z) sale of at least 60% of the Company’s outstanding securities (any such transaction or series of transactions, a “Business Combination”); excluding however, such a Business Combination pursuant to which:

(i)

all or substantially all of the Persons who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, at least 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii)

no Person (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or such Successor Company) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and

(iii)

individuals who were members of the Incumbent Board will immediately after the consummation of the Business Combination constitute at least a majority of the members of the board of directors of the Successor Company.

2022 ANNUAL MEETING & PROXY STATEMENT	B-5

APPENDIX B

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $1.25 per share, of the Company.

“Company” means Weyerhaeuser Company, a Washington corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” means “Disability” as defined in the instrument evidencing an Award or, if not provided in such instrument, by the Committee or the Company’s chief human resources officer or other person performing that function for purposes of the Plan or an Award, or in a written employment or services agreement. Notwithstanding the foregoing, with respect to Incentive Stock Options, “Disability” shall have the meaning attributed to that term for purposes of Section 422 of the Code.

“Effective Date” has the meaning set forth in Section 17.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Freestanding SAR” has the meaning set forth in Section 8.1.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “Incentive Stock Option” as that term is defined in Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Layoff” means “Layoff” as defined in the instrument evidencing an Award or, if not provided in such instrument, by the Committee or the Company’s chief human resources officer or other person performing that function for purposes of the Plan or an Award, or in a written employment or services agreement.

“Nonemployee Director” means a member of the Board who is not an employee of the Company or an affiliate.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Other Obligations” has the meaning set forth in Section 12.1.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change of Control.”

B-6	WEYERHAEUSER COMPANY

APPENDIX B

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control.”

“Parent Company” means a company or other entity that, as a result of a Change of Control, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Measures” means any measures of performance for the Company as a whole or any affiliate or business unit of the Company established by the Committee in connection with the grant of an Award. The Performance Measures may include, but are not limited to, one or more of the following: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); funds from operations and funds from operations per share; revenues; operating margins; return on assets; return on equity; return on net assets; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; environmental, social or governance metrics including, but not limited to, goals or metrics pertaining to improvements in environmental practices, sustainability, people development and company diversity, equity or inclusion; or customer satisfaction, employee satisfaction, services performance, cash management or asset management metrics. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Measures described above relative to the performance of other corporations or a market index.

The Committee may provide in any such Award (or in its approvals related to any such Award) that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, (ix) impairments, and (x) to make other appropriate adjustments selected by the Committee.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 10.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 10.2.

“Person” means any individual, entity or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act.

“Plan” means the Weyerhaeuser Company 2022 Long-Term Incentive Plan, as amended from time to time.

“Prior Plan” has the meaning set forth in Section 1.2.

“Related Company” means any entity that is directly or indirectly controlled by or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Retirement” shall mean Retirement as defined in the instrument evidencing the Award or, if not provided in such instrument, by the Committee or the Company’s chief human resources officer or other person performing that function or in a written employment, services or other agreement between the Participant and the Company or a Related Company.

2022 ANNUAL MEETING & PROXY STATEMENT	B-7

APPENDIX B

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 8.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Business Combination.

“Tandem SAR” has the meaning set forth in Section 8.1.

“Tax Withholding Obligations” has the meaning set forth in Section 12.1.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability, Retirement, or Layoff. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Committee, whose determination shall be final and binding. None of the following circumstances shall be considered a Termination of Service: (i) a transfer of a Participant’s employment or service relationship between the Company and any Related Company; (ii) a termination of a Participant from any position with any Related Company in circumstances in which the Participant maintains employment with the Company or another Related Company; or (iii) a Participant’s change in status from an employee of the Company or a Related Company to a Nonemployee Director, consultant, advisor or independent contractor of the Company or a Related Company or a change in status from a Nonemployee Director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

The Plan shall be administered by the Compensation Committee, which shall be composed of two or more directors, each of whom shall qualify as a “nonemployee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act (or any successor definition adopted by the Securities and Exchange Commission) and an “independent director” as defined under the New York Stock Exchange listing standards. Notwithstanding the foregoing, the Board or the Compensation Committee may delegate responsibility for administering the Plan with respect to designated classes of Eligible Persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board or the Compensation Committee deems appropriate, except with respect to benefits to nonemployee directors and to officers subject to Section 16 of the Exchange Act. Members of any committee shall serve for such

B-8	WEYERHAEUSER COMPANY

APPENDIX B

term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority, in whole or in part, to administer the Plan.

3.2	Administration and Interpretation by Committee

(a)

Except for the terms and conditions explicitly set forth in the Plan, and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent, and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, subject to Section 409A and in accordance with Section 6.3; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; (xi) accelerate or waive any terms, conditions or restrictions on any Award under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)

In no event, however, shall the Board or the Committee have the right, without shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 14, (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option or stock appreciation right, restricted stock or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.

(c)

Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

2022 ANNUAL MEETING & PROXY STATEMENT	B-9

APPENDIX B

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 14.1 and the share usage provisions in Section 4.2, as of the Effective Date, the maximum number of shares of Common Stock available for issuance under the Plan shall be 21,825,189 shares, less one share for every one share that was subject to an award granted under the Prior Plan after February 28, 2022 and prior to the Effective Date. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2	Share Usage

(a)

If (i) any Award based on shares lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, or if an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award, or (ii) after February 28, 2022, any award under the Prior Plan based on shares lapses, expires, terminates, or is canceled prior to the issuance of shares thereunder, or if shares of Common Stock issued under the Prior Plan to a Participant are thereafter forfeited to the Company, or if an award under the Prior Plans is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award under the Prior Plan, then the shares subject to such Awards or awards under the Prior Plan shall again be available for issuance under the Plan.

(b)

In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after February 28, 2022, an award other than a stock option or stock appreciation right under the Prior Plan, are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, then in each such case the shares so tendered or withheld shall be added (or added back, as applicable) on a one-for-one basis to the shares authorized and available for grant under Section 4.1. Notwithstanding anything to the contrary contained herein, the following shares shall not be added (or added back, as applicable) to the shares authorized and available for grant under Section 4.1: (i) shares tendered or otherwise used by a Participant or withheld by the Company in payment of the exercise price of an Option or, after February 28, 2022, an option under the Prior Plan, (ii) shares tendered or otherwise used by a Participant or withheld by the Company to satisfy any tax withholding liability with respect to an Award of Options or Stock Appreciation Rights or, after February 28, 2022, options or stock appreciation rights under the Prior Plan, (iii) shares subject to a Stock Appreciation Right or, after February 28, 2022, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after February 28, 2022, options under the Prior Plan.

(c)

The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(d)

The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(e)

Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms

B-10	WEYERHAEUSER COMPANY

APPENDIX B

of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall be made only to persons who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(f)	Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal 21,825,189, subject to adjustment as provided in Section 14.1.

SECTION 5. ELIGIBILITY; LIMITATIONS

5.1	Eligible Individuals

An Award may be granted to any employee, officer or director of the Company or a Related Company as well as Company or Related Company consultants, advisors and independent contractors whom the Committee from time to time selects. The above are “Eligible Persons.”

5.2	Limits on Awards to Nonemployee Directors

Notwithstanding any other provision of this Plan to the contrary, the aggregate value of cash and other compensation and the grant date fair value of shares of Common Stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any fiscal year of the Company to any Nonemployee Director in respect of the director’s service as a member of the Board shall not exceed $800,000.00. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

SECTION 6. AWARDS

6.1	Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted alone, in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written or electronic instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award if and to the extent set forth in the instrument evidencing the Award at the time of grant. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may

2022 ANNUAL MEETING & PROXY STATEMENT	B-11

APPENDIX B

include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents; provided, however, that the terms of any deferrals under this Section 6.3 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A.

6.4	Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends paid with respect to shares of Common Stock underlying an Award, other than Options and Stock Appreciation Rights, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing or anything in the Plan to the contrary, the dividends or dividend equivalents shall accrue and be paid only to the extent the Award becomes vested or payable. Notwithstanding the foregoing, the crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

The exercise price for shares purchased under an Option shall be the average of the high and low price of the Common Stock for the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3	Terms of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be 10 years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code.

7.4	Exercise of Options

(a)	The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable.

(b)

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery as directed by the Company to the Company or a brokerage firm designated or approved by the Company of a stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

(c)

Notwithstanding the foregoing, an Award agreement may provide that if on the last day of the term of an Option or a Tandem SAR (if applicable) that is outstanding on such date the Fair Market Value of one share exceeds the Option exercise price per share, the Participant has not exercised the Option or a Tandem SAR (if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for

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APPENDIX B

which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional share shall be settled in cash, rounded down to the nearest $.01.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full as directed by the Company to the Company or a brokerage firm designated or approved by the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a)	cash;

(b)	check or wire transfer;

(c)

having the Company withhold shares of Common Stock that otherwise would be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d)

tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e)

so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by applicable law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any Tax Withholding Obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f)	such other consideration as the Committee may permit.

7.6	Post-Termination Exercise

(a)

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service.

(b)

Notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation; provided, however, that any such suspension shall not extend the expiration date of any Option. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(c)

If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date or (ii) the expiration of a period of three

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APPENDIX B

months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements.

7.7	Incentive Stock Option Limitations

Notwithstanding any other provisions of the Plan, the terms of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. Persons who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under the Code), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options. If any Participant shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under any circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition.

SECTION 8. STOCK APPRECIATION RIGHTS

8.1	Grant of Stock Appreciation Rights

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time and on such terms and conditions as the Committee shall determine in its sole discretion. A SAR may be granted in tandem with an Option (“Tandem SAR”) or alone (“Freestanding SAR”). The grant price of a Tandem SAR shall be equal to the exercise price of the related Option. The grant price of a Freestanding SAR shall be established in accordance with procedures for Options set out in Section 7.2. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a Freestanding SAR shall be 10 years, and in the case of a Tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the Tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2	Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set out in the instrument evidencing the Award, the payment upon exercise of a SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 9. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

9.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2	Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as

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APPENDIX B

determined by the Committee, and subject to the provisions of Section 12, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set out in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

SECTION 10. PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1	Grant of Performance Shares

The Committee may grant Awards of performance shares (“Performance Shares”), designate the Participants to whom Performance Shares are to be awarded, and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set out in the instrument evidencing the Award, of such property as the Committee shall determine, including without limitation, cash, shares of Common Stock, or other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

10.2	Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”), designate the Participants to whom Performance Units are to be awarded, and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of cash or property other than shares of Common Stock, which value may be paid to the Participant by delivery of the cash or such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The Amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 11. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 12. WITHHOLDING

12.1	Withholding for Taxes or Other Obligations

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“Tax Withholding Obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“Other Obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such Tax Withholding Obligations and Other Obligations are satisfied and shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan; provided, however, such payment or satisfaction of tax withholding or Other Obligations may not be delayed in such a way as to cause such issuance or settlement to not be in compliance with Section 409A.

12.2	Payment of Withholding Obligations

The Committee may permit or require a Participant to satisfy all or part of his or her Tax Withholding Obligations and Other Obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash

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APPENDIX B

amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the Tax Withholding Obligations and Other Obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the Tax Withholding Obligations and Other Obligations. The value of the shares so withheld or tendered may not exceed the employee’s minimum required tax withholding rate or such other rate as may be approved by the Committee so long as such withholding does not result in adverse treatment for financial accounting purposes.

SECTION 13. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except that to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under an Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code with respect to Options, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award without consideration, subject to such terms and conditions as the Committee shall specify.

SECTION 14. ADJUSTMENTS

14.1	Adjustment of Shares

(a)

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, extraordinary cash dividend, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments, taking into consideration the accounting and tax consequences, in (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; and (C) the number and kind of securities that are subject to any outstanding Awards and the per share exercise or grant price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(b)

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Business Combination shall not be governed by this Section 14.1, but shall be governed by Sections 14.2 and 14.3, respectively.

14.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

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APPENDIX B

14.3	Change of Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or, if not provided for in such instrument, in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control:

(a)

If the Change of Control is a Business Combination in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.

If the Change of Control is not a Business Combination in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares and Performance Units, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.

For the purposes of this Section 14.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Business Combination the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Business Combination, the consideration (whether stock, cash or other securities or property) received in the Business Combination by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Business Combination is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Business Combination. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b)

All Performance Shares or Performance Units earned and outstanding as of the date the Change of Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be payable in accordance with the terms and payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c)

Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change of Control that is a Business Combination that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Business Combination and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Business Combination, or, in the event the Business Combination is one of the transactions listed under subsection (c) in the definition of Business Combination or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per

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APPENDIX B

share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d)	For the avoidance of doubt, nothing in this Section 14.3 requires all outstanding Awards to be treated similarly.

14.4	Further Adjustment of Awards

Subject to Sections 14.2 and 14.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions, or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

14.5	No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.6	No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

14.7	Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 14 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 14 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 15. AMENDMENT AND TERMINATION

15.1	Amendment, Suspension or Termination of the Plan

The Board or the Compensation Committee of the Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 15.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

15.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate 10 years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance

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APPENDIX B

with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than 10 years after the earlier of approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

15.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any outstanding Award under the Plan. Except as otherwise determined by the Committee, any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 14 shall not be subject to these restrictions.

SECTION 16. GENERAL

16.1	No Individual Rights

(a)	No person or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

16.2	Issuance of Shares

(a)

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b)

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c)

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

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APPENDIX B

(d)

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

16.3	Indemnification

Each person who is or shall have been a member of the Board or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

16.4	No Rights as a Shareholder

Unless otherwise provided by the instrument evidencing the Award or, if not provided in such instrument, in a written employment or services agreement, no Award other than a Stock Award shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

16.5	Compliance with Laws and Regulations

(a)

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b)

The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be

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accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.

Notwithstanding any other provision in the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

16.6	Participants in Other Countries

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures and subplans and the like as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws and to meet the objectives of the Plan.

16.7	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

16.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

16.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

16.10	Choice of Law

The Plan, all Awards granted under the Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

16.11	Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

2022 ANNUAL MEETING & PROXY STATEMENT	B-21

APPENDIX B

16.12	Recoupment

All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s clawback policy, as may be adopted and/or amended from time to time (including the Company’s current incentive compensation clawback policy, as amended from time to time), and any future clawback policy that the Company is required to adopt (and/or amend) pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Board or Committee determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

SECTION 17. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the shareholders of the Company. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

B-22	WEYERHAEUSER COMPANY

SUSTAINABLE FORESTRY INITIATIVE
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www.sfiprogram.org

Weyerhaeuser

FOR MORE INFORMATION, VISIT investor.weyerhaeuser.com

WORKING TOGETHER TO BE THE WORLD'S PREMIER TIMBER, LAND, AND FOREST PRODUCTS COMPANY

FOR MORE INFORMATION, VISIT investor.weyerhaeuser.comWORKING TOGETHER TO BE THE WORLDS PREMIER TIMBER,LAND, AND FOREST PRODUCTS COMPANY

WEYERHAEUSER COMPANY

220 OCCIDENTAL AVE S

SEATTLE, WA 98104

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WY2022

You may attend the meeting via the Internet and vote during the meeting. Have available the information that is printed in the box marked by the arrow below and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73439-P65222                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEYERHAEUSER COMPANY

The Board of Directors recommends you vote FOR each of the nominees for director in the following proposal:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Mark A. Emmert	☐	☐	☐

	1b.	Rick R. Holley	☐	☐	☐

	1c.	Sara Grootwassink Lewis	☐	☐	☐

	1d.	Deidra C. Merriwether	☐	☐	☐

	1e.	Al Monaco	☐	☐	☐

	1f.	Nicole W. Piasecki	☐	☐	☐

	1g.	Lawrence A. Selzer	☐	☐	☐

	1h.	Devin W. Stockfish	☐	☐	☐

	1i.	Kim Williams	☐	☐	☐

The Board of Directors recommends you vote FOR each		For	Against	Abstain
of the following proposals:

2.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

3.	Approval of the Weyerhaeuser 2022 Long-Term Incentive Plan.	☐	☐	☐

4.	Ratification of the selection of independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2022 Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

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D73440-P65222

ANNUAL MEETING OF SHAREHOLDERS

MAY 13, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Rick R. Holley, Devin W. Stockfish and Kristy T. Harlan, and each of them with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Weyerhaeuser Company to be held at www.virtualshareholdermeeting.com/WY2022, on Friday, May 13, 2022, at 8:00 a.m., Pacific Time, and all adjournments or postponements thereof. Shares will be voted as directed on the reverse side of this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. If the proxy card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side